Exhibit 10.1

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (1) NOT MATERIAL AND (2) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED

LICENSE AGREEMENT

This License Agreement (this “Agreement”) is made as of May 15, 2024 (the “Effective Date”), by and between Guangzhou Joyo Pharmatech Co., Ltd. (in Chinese, 广州嘉越医药科技有限公司), a corporation duly organized and existing under the laws of the People’s Republic of China (“Joyo”), and Erasca, Inc., a corporation organized and existing under the laws of the State of Delaware, USA (“Erasca”). Joyo and Erasca are referred to in this Agreement individually as a “Party” and collectively as the “Parties.”

Recitals

Whereas, Joyo is a biopharmaceutical company focused on the research, development and commercialization of innovative biopharmaceutical products in mainland China, Hong Kong and Macau;

Whereas, Erasca is a biopharmaceutical company focused on the research, development and commercialization of innovative biopharmaceutical products worldwide; and

Whereas, Erasca wishes to obtain an exclusive license from Joyo to research, develop, manufacture and commercialize biopharmaceutical products in the Erasca Territory (as defined below), and Joyo is willing to grant such a license to Erasca, all in accordance with the terms and conditions set forth herein.

Agreement

Now, Therefore, in consideration of the foregoing premises and the mutual covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

Article 1

DEFINITIONS

The terms in this Agreement with initial letters capitalized shall have the meanings set forth below:

1.1
“Accounting Standards” means with respect to Erasca and its Affiliates, U.S. generally accepted accounting principles (“U.S. GAAP”), consistently applied; with respect to Joyo and its Affiliates, China generally accepted accounting principles (“China GAAP”), consistently applied; and, with respect to sublicensees, either international financial reporting standards (“IFRS”), U.S. GAAP or (solely for sublicensees for any of mainland China, Hong Kong and Macau) China GAAP, as applicable, in each case consistently applied. Each Party will promptly notify the other Party if such Party or any of its Affiliates or sublicensees changes the Accounting Standards pursuant to which its records relating to this Agreement are maintained; provided, however, that each Party and its Affiliates and their sublicensees may only use internationally recognized accounting principles (e.g., IFRS or GAAP).
1.2
“Active Ingredient” means any material that provides pharmacological activity to treat, ameliorate or prevent a disease or condition in a pharmaceutical product (excluding formulation components such as coatings, stabilizers, excipients or solvents, adjuvants or controlled release technologies).
1.3
“Affiliate” with respect to a particular Party or Person, any other Person that controls, is controlled by or is under common control with such Party or Person. For the purposes of this definition, the word “control” (including, with correlative meaning, the terms “controlled by” or “under common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such entity, whether by the ownership of fifty percent (50%) or more of the voting stock of such entity, or by contract or otherwise.
1.4
“Alliance Manager” has the meaning set forth in Section 3.7.
1.5
“Applicable Law” means all laws, statutes, ordinances, regulations, guidances, rules or orders of any kind whatsoever of any Governmental Authority that may be in effect from time to time and applicable to the activities contemplated by this Agreement, including Anti-Corruption Laws, Proper Conduct Practices, Export Control Laws, FFDCA, DAL, the Human Genetic Resources Regulations, the Provisions for Drug Registration of the NMPA, all applicable data transfer, protection and privacy laws, orders, rules and regulations, or any regulations, policies or guidance promulgated thereunder, including GDPR, UK GDPR, HIPAA, U.S. Executive Order 14117, the Data Security Law of the P.R.C, and the Personal Information Protection Law of the P.R.C., GCP, GLP and GMP.
1.6
“Anti-Corruption Laws” means laws, regulations, or orders prohibiting the provision of a financial or other advantage for a corrupt purpose or otherwise in connection with the improper performance of a relevant function, including, the U.S. Foreign Corrupt Practices Act, as amended from time to time, the U.K. Bribery Act, the People’s Republic of China (“P.R.C.”) Criminal Law, the P.R.C. Anti-unfair Competition Law and the Prevention of Bribery Ordinance of Hong Kong (Cap. 201) and all other similar applicable laws, regulations, and judicial interpretations in respect of anti-corruption in the P.R.C., all national and international laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions and any other similar laws governing corruption and bribery, whether public, commercial or both, to the extent applicable.
1.7
“Business Day” means a day other than Saturday, Sunday or any day on which banks located in the State of California, U.S.A. or Shanghai, China are authorized or obligated to close. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

1.8
“Calendar Quarter” means the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31; provided that (a) the first Calendar Quarter shall begin on the Effective Date; and (b) the last Calendar Quarter of the Term shall end upon the effective date of expiration or termination of this Agreement.
1.9
“Calendar Year” means (a) for the first Calendar Year of the Term, the period beginning on the Effective Date and ending on December 31, 2024, (b) for each Calendar Year of the Term thereafter, each successive period beginning on January 1 and ending twelve (12) consecutive calendar months later on December 31, and (c) for the last Calendar Year of the Term, the period beginning on January 1 of the year in which the Agreement expires or terminates and ending on the effective date of expiration or termination of this Agreement.
1.10
“cGMP” means all applicable current Good Manufacturing Practices, including, as applicable, the principles detailed in China Good Manufacturing Practices for Pharmaceutical Products (2010 Revision) (as amended), the U.S. Current Good Manufacturing Practices, 21 C.F.R. Parts 4, 210, 211, 601, 610 and 820, and the European Directive 2003/94/EC and Eudralex 4, including the principles detailed in the International Conference on Harmonization (“ICH”) Q7 guidelines, and the equivalent in any additional relevant country or jurisdiction, each as may be amended and applicable from time to time.
1.11
“Change of Control” means, with respect to a Party, (a) a merger, reorganization, consolidation or other transaction involving such Party and any entity that is not an Affiliate of such Party as of the Effective Date, which results in the voting securities of such Party outstanding immediately prior thereto, or any securities into which such voting securities have been converted or exchanged, ceasing to represent at least fifty percent (50%) of the combined voting power of the surviving entity immediately after such merger, reorganization, consolidation or other transaction, (b) any entity that is not an Affiliate of such Party as of the Effective Date becoming the beneficial owner of fifty percent (50%) or more of the combined voting power of the outstanding securities of such Party or otherwise acquiring the power (whether through ownership interest, contractual right or otherwise) to direct or cause the direction of the management or policies of such Party; (c) the sale or other transfer to a Third Party of all or substantially all of such Party’s and its controlled Affiliates’ assets; or (d) entry into such other arrangement or agreement whereby a Third Party (or a group of Third Parties acting in concert) obtains the right to control the board of directors or equivalent governing body that has the ability to cause the direction of the management, policies or affairs of such Party.
1.12
“Claims” has the meaning set forth in Section 12.1.
1.13
“Clinical Trial” means any clinical trial for a compound or product in humans, including any post-approval clinical trial in humans.
1.14
“Collaboration Compound” means any compound that:
(a)
(i) is disclosed in the following patent application: [***] or (ii) is owned or otherwise controlled by Joyo or its Affiliate as of the Effective Date and whose mechanism of action is Pan-RAS Inhibition, including [***], or

(b)
is a derivative, modification or improvement of any compound described in the foregoing clause (a) that is created, discovered, developed or generated by or on behalf of a Party or its Affiliates or Sublicensees, whether solely or jointly with the other Party, under or in connection with this Agreement during the Term.
1.15
“Collaboration IP” shall mean any invention, data, Know-How, process, method, composition of matter, article of manufacture, discovery or finding, patentable or otherwise, that is invented jointly, by or on behalf of Erasca or its Affiliates or Sublicensees, on the one hand, and by or on behalf of Joyo or its Affiliates or sublicensees, on the other hand, under or in connection with this Agreement in the course of and as a result of the Development, Manufacture or Commercialization of the Collaboration Compounds and the Products in the Field during the Term, whether directly or via its Affiliates, agents or independent contractors or sublicensees, including all rights, title and interest in and to the Intellectual Property Rights therein.
1.16
“Collaboration Patents” has the meaning set forth is Section 9.1(b)(iii).
1.17
“Combination Product” has the meaning set forth in Section 1.92.
1.18
“Commercial Milestone Event” has the meaning set forth in Section 8.3.
1.19
“Commercial Milestone Payment” has the meaning set forth in Section 8.3.
1.20
“Commercialization” means all activities directed to pre-launch, launch, promotion, detailing, medical education and medical liaison activities, marketing, pricing, reimbursement, sale, import, export, distribution, use, prescription or administration of the Product, including strategic marketing, sales force detailing, advertising, all customer support, Product distribution and invoicing and sales activities, including interacting with Governmental Authorities regarding any of the foregoing but excluding activities directed to Manufacture or Development. “Commercialize” and “Commercializing” have correlative meanings.
1.21
“Commercialization Plan” has the meaning set forth in Section 7.2.
1.22
“Commercially Reasonable Efforts” means [***].
1.23
“Committee” has the meaning set forth in Section 3.3.
1.24
“Competing Activity” has the meaning set forth in Section 2.8(a).
1.25
“Conditional Approval” means, [***].
1.26
“Confidential Information” of a Party means all Know-How, unpublished Patent applications and other proprietary or confidential information and data of a financial, commercial, business, scientific or technical nature of such Party that is disclosed by or on behalf of such Party or any of its Affiliates or sublicensees or otherwise made available to the other Party or any of its Affiliates or sublicensees, whether prior to, on or after the Effective Date, whether made available orally, in writing or in electronic form, including information relating to the Collaboration Compounds or any Product, any Development or Commercialization of the Collaboration Compound or any Product, any Know-How with respect thereto developed by or on behalf of the disclosing Party or its Affiliates or sublicensees or the scientific, regulatory, or business affairs or other activities of either Party. The terms of this Agreement are the Confidential Information of both Parties, with each Party considered a recipient thereof.

“Control” or “Controlled” means, with respect to any Know-How, Patents or other Intellectual Property Rights, that a Party (a) owns or (b) has a license (other than a license granted to such Party under this Agreement) to such Know-How, Patents or other Intellectual Property Rights and, in each case, has the ability to grant to the other Party access, a license, or a sublicense (as applicable) to the foregoing on the terms and conditions set forth in this Agreement without violating the terms of any then-existing agreement or other legally enforceable arrangement with any Third Party. Notwithstanding anything in this Agreement to the contrary, (a) a Party will be deemed to not Control any Know-How, Patents or other Intellectual Property Rights that are owned or controlled by a Third Party described in the definition of “Change of Control,” or such Third Party’s Affiliates (other than an Affiliate of such Party prior to the Change of Control), (i) prior to the closing of such Change of Control, except to the extent that any such Patents or Know-How were developed prior to such Change of Control through the use of such Party’s technology, or (ii) after such Change of Control to the extent that such Patents or Know-How are developed or conceived by such Third Party or its Affiliates (other than such Party) after such Change of Control without using or incorporating such Party’s technology or are subsequently acquired or licensed by such Third Party, and (b) in the event that a grant by a Party to the other Party of a license, access, or other right in, to, or under, any Know-How, Patents or other Intellectual Property Rights requires payment to a Third Party or compliance with obligations required to be passed onto a sublicensee of such Know-How, Patents or other Intellectual Property Rights, then the granting Party will promptly notify the other Party of such payment and compliance obligations and the other Party may elect to (i) comply with all applicable obligations of a sublicensee under such Know-How, Patents or other Intellectual Property Rights and reimburse the granting Party for all required amounts owed to such Third Party that is applicable to the sublicensed rights, in which case, such Know-How, Patents or other Intellectual Property Rights will be deemed Controlled by the granting Party, [***].

1.27
“Cover”, “Covering” or “Covered” means, with respect to a product, composition, technology, process or method and a Valid Claim of a Patent, that, in the absence of ownership of or a license granted under such Patent, the Development, Manufacture, Commercialization or other Exploitation of such product or composition (including any component thereof) or the practice of such technology, process or method would infringe such Valid Claim (or, in the case of a Valid Claim in a Patent application that has not yet issued, would infringe such Valid Claim if it were to issue).
1.28
“DAL” means the Drug Administration Law of the People’s Republic of China, Implementing Rules of the Drug Administration Law of the People’s Republic of China and the equivalent laws of other countries and jurisdictions in Hong Kong and Macau, in each case as the same may be amended from time to time.
1.29
“DD Period” has the meaning set forth in Section 2.7.
1.30
“Development” or “Develop” means all activities that relate to the development of any Collaboration Compound or Product, including (a) creating a new Collaboration Compound or Product, preclinical studies and Clinical Trials, research, toxicology testing, statistical analysis, publication and presentation of study results with respect to a product, (b) the reporting, preparation and submission, review, and development of data or information for the purpose of submission to a Governmental Authority to obtain authorization to conduct Clinical Trials and to obtain, support, maintain or expand Regulatory Approval for a product, and (c) interacting with Regulatory Authorities before and following receipt of Regulatory Approval in the applicable country or jurisdiction for such product regarding the foregoing, including all other activities necessary or reasonably useful or otherwise requested or required by a Regulatory Authority as a condition or in support of obtaining or maintaining a Regulatory Approval, but expressly excluding activities directed to Manufacture or Commercialization. Development includes any Clinical Trials to be conducted after receipt of Regulatory Approval that was mandated by the applicable Regulatory Authority as a condition of such Regulatory Approval with respect to an approved formulation or indication (such as post-marketing studies, observational studies, implementation and management of registries and analysis thereof, in each case, if required by any Regulatory Authority to support or maintain Regulatory Approval for a pharmaceutical or biologic product in such country) and development and regulatory activities for additional forms, formulations, or indications for a product after receipt of Regulatory Approval for such product (including label expansion). Further, Development includes importing or exporting (including having imported or having exported) products for purposes of development. “Developing” and “Developed” will be construed accordingly.
1.31
“Development Milestone Event” has the meaning set forth in Section 8.2.
1.32
“Development Milestone Payment” has the meaning set forth in Section 8.2.
1.33
“Development Plan” has the meaning set forth in Section 4.2.
1.34
“Diligence Breach Payment” has the meaning set forth in Section 4.5(c).
1.35
“Disclosing Party” has the meaning set forth in Section 4.7.
1.36
“Dollars” or “$” means U.S. dollars, the lawful currency of the U.S.
1.37
“EMA” means the European Medicines Agency or any successor entity.
1.38
“Erasca Background IP” shall mean any Patent or Know-How that is (a) Controlled by Erasca or its Affiliates prior to the Effective Date, or (b) discovered, generated, acquired or otherwise becomes Controlled by Erasca or its Affiliates during the Term outside of the scope of this Agreement.
1.39
“Erasca Indemnitee(s)” has the meaning set forth in Section 12.2.
1.40
“Erasca IP” means Erasca Know-How and Erasca Patents.
1.41
“Erasca Know-How” means all Know-How (including Regulatory Materials) Controlled by Erasca or its Affiliates as of the Effective Date or at any time during the Term that is (a) related to the composition, use, manufacture, formulation or other attribute of a Collaboration Compound or Product, or (b) necessary or reasonably useful for the Development, Manufacture,

Commercialization, or other Exploitation of a Collaboration Compound or Product; provided that “Erasca Know-How” does not include any Know-How related to the composition, use, manufacture, formulation or other attribute of, or that is necessary or reasonably useful for the Development, Manufacture, Commercialization or other Exploitation of, an Active Ingredient (other than a Collaboration Compound) included in a Product that would not otherwise be related to the composition, use, manufacture, formulation or other attribute of, or otherwise be necessary or reasonably useful for the Development, Manufacture, Commercialization or other Exploitation of, such Product if it did not contain such other Active Ingredient.
1.42
“Erasca Patents” mean all Patents Controlled by Erasca or its Affiliates as of the Effective Date or at any time during the Term that (a) Cover a Collaboration Compound or Product or (b) are otherwise necessary or reasonably useful for the Development, Manufacture, Commercialization or other Exploitation of a Collaboration Compound or Product; provided that “Erasca Patents” does not include any Patent that Covers, or that is necessary or reasonably useful for the Development, Manufacture, Commercialization or other Exploitation of, an Active Ingredient (other than a Collaboration Compound) included in a Product that would not otherwise Cover, or otherwise be necessary or reasonably useful for the Development, Manufacture, Commercialization or other Exploitation of, such Product if it did not contain such other Active Ingredient.
1.43
“Erasca Territory” means (a) if Erasca has not exercised its Option for Worldwide License, the entire world but excluding mainland China, Hong Kong and Macau (provided that, solely for purposes of this Agreement, the Erasca Territory in this case would include Taiwan), or (b) if Erasca has exercised its Option for Worldwide License pursuant to Section 2.7, the entire world.
1.44
“EU” has the meaning set forth in Section 1.48.
1.45
“Executive Officers” has the meaning set forth in Section 3.6(b)(iii).
1.46
“Exploit” means, collectively, research, develop, use, manufacture, have manufactured, sell, have sold, offer for sale, commercialize, import, have imported, distribute, have distributed, export, have exported, test, perform, lease, market, promote, improve, dispose of, or otherwise exploit (including, for clarity, to Develop, Manufacture or to Commercialize). “Exploitation” will be construed accordingly.
1.47
“Export Control Laws” means the Export Control Law of the People’s Republic of China (effective December 1 2020); all other applicable laws, regulations and judicial interpretations in respect of export control in the P.R.C.; the U.S. Export Administration Regulations; the U.S. International Traffic in Arms Regulations; the import laws administered by U.S. Customs and Border Protection; the economic sanctions rules and regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Control; the anti-boycott laws and regulations administered by the U.S. Departments of Commerce and Treasury; the UK Export Control Act 2002; UK Export Control Order 2008/3231; European Union (“EU”) Council Regulation 428/2009 (as maintained by the European Union or retained by the United Kingdom); EU Council sanctions regulations, as implemented in EU Member States; sanctions regimes implemented under the UK Sanctions and Anti-Money Laundering Act 2018; United Nations

sanctions policies; all relevant regulations made under any of the foregoing; and other similar economic and trade sanctions, export or import control laws.
1.48
“FDA” means the U.S. Food and Drug Administration or any successor entity.
1.49
“FFDCA” means the United States Federal Food, Drug, and Cosmetic Act, as amended from time to time.
1.50
“Field” means any and all fields of use.
1.51
“First Commercial Sale” means, with respect to any Product in any country or jurisdiction, the first sale of such Product by Erasca or its Affiliates or Sublicensees to a Third Party for sale, use or consumption in such country or jurisdiction after the Regulatory Approval has been obtained for such Product in such country or jurisdiction. For clarity, First Commercial Sale shall not include any sale or transfer of the Product prior to receipt of Regulatory Approval, such as so-called “treatment IND sales,” “named patient sales” and “compassionate use sales” or any transfers of a Product to Third Parties for the performance of Clinical Trials.
1.52
“Force Majeure Event” has the meaning set forth in Section 15.1.
1.53
“GCP” means all applicable Good Clinical Practice standards for the design, conduct, performance, monitoring, auditing, recording, analyses and reporting of Clinical Trials, including, as applicable (a) as set forth in the ICH Technical Requirements for Registration of Pharmaceuticals for Human Use Harmonized Tripartite Guideline for Good Clinical Practice (CPMP/ICH/135/95) and any other guidelines for good clinical practice for trials on medicinal products, (b) the Declaration of Helsinki (2013) as last amended at the 64th World Medical Association in October 2013 and any further amendments or clarifications thereto, (c) 21 C.F.R. Parts 50 (Protection of Human Subjects), 56 (Institutional Review Boards) and 312 (Investigational New Drug Application), as may be amended from time to time, and (d) the equivalent Applicable Law, each as may be amended and applicable from time to time and in each case, that provide for, among other things, assurance that the clinical data and reported results are credible and accurate and protect the rights, integrity, and confidentiality of trial subjects.
1.54
“Generic Product” means [***].
1.55
“Global Trademarks” has the meaning set forth in Section 9.4(a).
1.56
“GLP” means all applicable Good Laboratory Practice standards, including, as applicable, as set forth in the then current good laboratory practice standards promulgated or endorsed by the U.S. Food and Drug Administration as defined in 21 C.F.R. Part 58, or the equivalent Applicable Law in each applicable country or jurisdiction, each as may be amended and applicable from time to time.
1.57
“Governmental Authority” means any court, tribunal, arbitrator, agency, ministry, commission, authority, department, ministry, official or other instrumentality of, or being vested with public authority under any law of, any country, region, state or local authority or any political subdivision thereof, or any association of countries.

1.58
“Government Official” means (a) any official or employee of any Governmental Authority, or any department, agency, or instrumentality thereof (including commercial entities owned or controlled, directly or indirectly, by a Governmental Authority), (b) any political party or official thereof, or any candidate for political office, in any country, territory or jurisdiction, or (c) any official or employee of any public international organization, or any family member of any of the foregoing individuals identified in the foregoing clauses (a), (b) and (c).
1.59
“ICC” has the meaning set forth in Section 14.3(a).
1.60
“ICH” has the meaning set forth in Section 1.10.
1.61
“IFRS” has the meaning set forth in Section 1.1.
1.62
“IND” means any investigational new drug application, clinical trial application, clinical trial exemption or similar or equivalent application or submission for approval to conduct human clinical investigations filed with or submitted to a Regulatory Authority in any jurisdiction in conformance with the requirements of such Regulatory Authority.
1.63
“IND Clearance” means, with respect to an IND, the earlier to occur of: (a) receipt by or on behalf of a Party or any of its Affiliates or sublicensees, of written confirmation from a Regulatory Authority that Clinical Trials may commence or be conducted under such IND; or (b) expiration of the applicable waiting period after which Clinical Trials may commence or be conducted under such IND.
1.64
“Indemnified Party” has the meaning set forth in Section 12.3.
1.65
“Indemnifying Party” has the meaning set forth in Section 12.3.
1.66
“Indication” means [***].
1.67
“Indirect Tax” has the meaning set forth in Section 8.7(b).
1.68
“Initiation” means, with respect to a Clinical Trial of a Product, the first dosing of the first human patient for such Clinical Trial. “Initiate” has a correlative meaning.
1.69
“Intellectual Property Rights” means Patents, design rights, copyrights, trademarks, services marks, trade secret rights, or other rights in Know-How, database rights, and all other intellectual property rights or similar proprietary rights of whatever nature, whether registered or not, and including applications to register or rights to apply for registration or renewals or extensions of, and rights to claim priority from, which may now or in the future subsist anywhere in the world.
1.70
“Inventions” has the meaning set forth in Section 9.1(b)(ii).
1.71
“Investigator Sponsored Study” means a human clinical study of a Product that is sponsored and conducted by a Third Party investigator, pursuant to an IND owned by such Third Party investigator, under an agreement with a Party or its Affiliate pursuant to which such Party or such Affiliate provides clinical supplies of the Product or funding for such clinical study.

1.72
“JCC” has the meaning set forth in Section 3.2(a).
1.73
“JDC” has the meaning set forth in Section 3.1.
1.74
“Joyo Background IP” shall mean any Patent or Know-How that (a) is Controlled by Joyo or its Affiliates prior to the Effective Date, or (b) is discovered, generated, acquired or otherwise becomes Controlled by Joyo or its Affiliates during the Term outside of the scope of this Agreement.
1.75
“Joyo Indemnitee(s)” has the meaning set forth in Section 12.1.
1.76
“Joyo In-License Agreement” means an agreement between Joyo or its Affiliate and a Third Party under which certain of the Licensed IP Controlled by Joyo or its Affiliates as of the Effective Date are in-licensed or otherwise obtained by Joyo. All Joyo In-License Agreements existing as of the Effective Date are set forth in Exhibit 1.77.
1.77
“Joyo Manufacturing Know-How” has the meaning set forth in Section 6.5(a).
1.78
“Joyo Territory” means (a) if Erasca has not exercised its Option for Worldwide License, mainland China, Hong Kong and Macau (excluding, solely for purposes of this Agreement, Taiwan), or (b) if Erasca has exercised its Option for Worldwide License pursuant to Section 2.7, no country, region or territory.
1.79
“Joyo Trademarks” has the meaning set forth in Section 9.4(b).
1.80
“[***]” means the molecular entity described in Exhibit 1.81.
1.81
“Know-How” means any proprietary commercial, scientific or technical information, materials, results or data of any type whatsoever, in any tangible or intangible form whatsoever, including databases, safety information, practices, procedures, methods, techniques, specifications, formulations, formulae, knowledge, know-how, instructions, skill, experience, designs, drawings, assembly procedures, computer programs, records, improvements, modifications, techniques, assays, physical, chemical or biological materials, designs, protocols, test data including pharmacological, medicinal chemistry, biological, chemical, biochemical, toxicological and clinical test data, analytical and quality control data, stability data, studies and procedures, manufacturing process and development information, Regulatory Materials, regulatory data, study designs, and protocols, dosage regimens, control assays, assay standards and references, cells, cell lines, animal models, product specifications, marketing, pricing and distribution costs, inventions, processes, methods, utilities, formulations, compositions of matter, molecular entities, compounds, articles of manufacture, creations, discoveries, findings, algorithms, technology, forecasts, profiles, strategies, plans, results in any form whatsoever, know-how, and trade secrets (in each case, whether or not patentable, copyrightable, or otherwise protectable), and any physical embodiments of any of the foregoing.
1.82
“Licensed IP” means Licensed Know-How and Licensed Patents.

“Licensed Know-How” means all Know-How (including Regulatory Materials) Controlled by Joyo or its Affiliates as of the Effective Date or at any time during the Term that is (a) related to the composition, use, manufacture, formulation or other attribute of a Collaboration Compound or Product, or (b) necessary or reasonably useful for the Development, Manufacture, Commercialization, or other Exploitation of a Collaboration Compound or Product; provided that “Licensed Know-How” does not include any Know-How related to the composition, use, manufacture, formulation or other attribute of, or that is necessary or reasonably useful for the Development, Manufacture, Commercialization or other Exploitation of, an Active Ingredient (other than a Collaboration Compound) included in a Product if such Know-How would not otherwise be related to the composition, use, manufacture, formulation or other attribute of, or otherwise be necessary or reasonably useful for the Development, Manufacture, Commercialization or other Exploitation of, such Product if such Product did not contain such other Active Ingredient. The Licensed Know-How existing as of the Effective Date includes the Know-How set forth in Exhibit 1.84 and includes all Know-How licensed to, or owned by (including jointly-owned by) Joyo under [***], and any other Know-How that arises under the activities under [***].

“Licensed Patents” mean all Patents Controlled by Joyo or its Affiliates as of the Effective Date or at any time during the Term that (a) Cover a Collaboration Compound or Product or (b) are otherwise necessary or reasonably useful for the Development, Manufacture, Commercialization or other Exploitation of a Collaboration Compound or Product; provided that “Licensed Patents” does not include any Patent that Covers, or that is necessary or reasonably useful for the Development, Manufacture, Commercialization or other Exploitation of, an Active Ingredient (other than a Collaboration Compound) included in a Product if such Patent would not otherwise Cover, or otherwise be necessary or reasonably useful for the Development, Manufacture, Commercialization or other Exploitation of, such Product if such Product did not contain such other Active Ingredient. All Licensed Patents existing as of the Effective Date are set forth in Exhibit 1.85. For clarity, the Licensed Patents includes all [***].

1.83
“Losses” has the meaning set forth in Section 12.1.
1.84
“Manufacture” and “Manufacturing” mean activities directed to manufacturing, processing, filling, finishing, packaging, labeling, quality control, quality assurance testing and release, post-marketing validation testing, stability testing, inventory control and management, storing and transporting the Collaboration Compounds or the Products, but excluding activities directed to Development or Commercialization.
1.85
“Maximum Fair Price” [***].
1.86
“Medicare Price” means [***].
1.87
“MTT Plan” has the meaning set forth in Section 6.5(a).
1.88
“NDA” means a New Drug Application, as defined in the FFDCA, submitted to the FDA in the U.S. in accordance with the FFDCA or similar or equivalent application or submission filed with or submitted to a Regulatory Authority in other jurisdictions in conformance with the requirements of such Regulatory Authority.
1.89
“Net Sales” means, with respect to any of the Product in the Erasca Territory, the gross amount invoiced for sale or other disposition of such Product by or for the benefit of Erasca or its Affiliates or Sublicensees (each a “Selling Party”) to Third Parties (including distributors, wholesalers and end users) in bona fide arm’s length basis, less the following deductions (in each case, to the extent actually allowed and taken by such Third Parties and not otherwise recovered by or reimbursed to Selling Parties in connection with such applicable Product):

[***];

Net Sales shall not be imputed to transfers of the Product without consideration or for nominal consideration for use in any Clinical Trial, or for any bona fide charitable, compassionate use or indigent patient program or other patient payment assistance program purpose or as a sample. For the avoidance of doubt, in the case of any transfer of any Product between or among Erasca and its Affiliates or Sublicensees for resale, Net Sales shall be determined based on the resale made by Erasca or such Affiliate or Sublicensee to a Third Party. Calculations of Net Sales will be consistent between periods and such amounts will be determined from the books and records of the Selling Party, and will be calculated in accordance with the Accounting Standard of the applicable Selling Party.

If a Product includes, or is sold in combination with, another Active Ingredient that is not a Collaboration Compound (“Combination Product”), then Net Sales, on a country-by-country basis, for the purposes of determining royalty payments on such Combination Product, shall be calculated using one of the following alternative methods:

(1) by multiplying the Net Sales of the Combination Product by the fraction A/(A+B), where A is the average gross invoiced price, during the previous Calendar Year, of the Product that contains the Collaboration Compound as its sole Active Ingredient when sold separately, and B is the gross invoiced price, during previous Calendar Year, of the other Active Ingredients sold separately;

(2) if no such separate sales are made of the Product that contains the Collaboration Compound as its sole Active Ingredient or any of the other Active Ingredients in such combination during the royalty paying period in question, Net Sales, for the purposes of determining royalty payments on the Combination Product, shall be calculated using the above formula (i.e., A/(A+B)) where A is the commercial value as reasonably estimated by the Parties in good faith, of the Product that contains the Collaboration Compound as its sole Active Ingredient and B is the commercial value, as reasonably estimated by the Parties in good faith, of the other Active Ingredients sold separately; or

(3) in the event that a particular Combination Product is not addressed by the foregoing, then the royalty rate for such Combination Product shall be determined by Erasca and Joyo in good faith, taking into account the relative fair market value contribution of the Collaboration Compound and the other Active Ingredient.

Notwithstanding the foregoing, if a Third Party distributor that is not a Sublicensee is appointed by Erasca or its Affiliates to distribute, market or sell Product, and such Third Party distributor pays an upfront payment under its agreement with Erasca or its Affiliate in connection with its services to distribute, market or sell Product, then such upfront payment will be deemed to be Net Sales upon Erasca’s or its Affiliate’s receipt of such payment and Erasca shall pay royalties to

Joyo based on such Net Sales in accordance with Section 8.4 if such upfront payment is received by Erasca or its Affiliate prior to or during the Royalty Term (but, for clarity, not if such upfront payment is received following the expiration of the Royalty Term).

1.90
“NMPA” means National Medicine Products Administration of China (formerly known as the China Food and Drug Administration), or any successor agency(ies) or authority having substantially the same function.
1.91
“Non-Licensed IP” has the meaning set forth in Section 1.131.
1.92
“Option Deadline” has the meaning set forth in Section 2.7.
1.93
“Option Exercise Notice” has the meaning set forth in Section 2.7.
1.94
“Option for Worldwide License” has the meaning set forth in Section 2.7.
1.95
“Option Payment” has the meaning set forth in Section 2.7.
1.96
“Out-of-Pocket Costs” means, with respect to a Party, costs and expenses paid by such Party to Third Parties (or payable to Third Parties and accrued in accordance with such Party’s Accounting Standards), other than Affiliates or employees of such Party.
1.97
“Pan-RAS Inhibition” means inhibition of multiple members of the RAS protein family in which at least a subset of RAS proteins is constitutively active in a population of tumor cells by a single inhibitor; The RAS protein family includes HRAS, KRAS, and NRAS proteins. Constitutive activation includes but is not limited to oncogenic mutations, such as amino acid mutations occurring at residues 12, 13, and 61. “Pan-RAS Inhibition” doesn’t include Ras-mutant selective inhibition.
1.98
“Patents” means all national, regional and international patents and patent applications, including provisional and non-provisional applications, priority applications, patent cooperation treaty (PCT) applications, divisions, continuations, continuations-in-part, additions, re-issues, renewals, extensions, substitutions, re-examinations or restorations, registrations and revalidations, any confirmation patent or registration patent or patent of addition based on any such patent, any inventor’s certificates, and supplementary protection certificates and foreign equivalents to any of the foregoing.
1.99
“Patent Challenge” has the meaning set forth in Section 13.2(d).
1.100
“Patent Term Extension” means any patent term extension under 35 U.S.C. §156 or any non-U.S. counterpart or equivalent of the foregoing, including supplementary protection certificates and any other extensions that are available as of the Effective Date or become available during the Term.
1.101
“Person” shall mean any person, corporation, general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity not specifically listed herein.

1.102
“Pharmacovigilance Agreement” has the meaning set forth in Section 5.5.
1.103
“Phase 1 Clinical Trial” means a Clinical Trial of a product in any country, the principal purpose of which is a preliminary determination of safety in healthy individuals or patients, that would satisfy the requirements of 21 C.F.R. 312.21(a), but excluding so-called “phase 0 trials” conducted using microdosing in fewer than twenty (20) people.
1.104
“Phase 2 Clinical Trial” means a Clinical Trial of a product in any country that would satisfy the requirements of 21 C.F.R. 312.21(b), or a similar clinical study prescribed by the relevant Regulatory Authorities in a country other than the United States.
1.105
“Phase 3 Clinical Trial” means a Clinical Trial of a product in any country that would satisfy the requirements of 21 C.F.R. 312.21(c), or a similar clinical study prescribed by the relevant Regulatory Authorities in a country other than the United States.
1.106
“PMDA” means the Pharmaceuticals and Medical Devices Agency or any successor entity.
1.107
“Price Applicability Period” [***].
1.108
“Prior CDA” has the meaning set forth in Section 10.6.
1.109
“Product” means any pharmaceutical preparation or product comprising, incorporating or containing a Collaboration Compound as an Active Ingredient, alone or in combination with other Active Ingredients, in any and all forms, presentations, dosages, strengths, and formulations.
1.110
“Product Infringement” has the meaning set forth in Section 9.3(b).
1.111
“Proper Conduct Practices” means, in relation to any Person, such Person and each of its Representatives, not, directly or indirectly, (i) making, offering, authorizing, providing or paying anything of value in any form, whether in money, property, services or otherwise to any Government Official or Governmental Authority, or other Person charged with similar public or quasi-public duties, or to any customer, supplier, or any other Person, or to any employee thereof, or failing to disclose fully any such payments in violation of the laws of any relevant jurisdiction to (a) obtain favorable treatment in obtaining or retaining business for it or any of its Affiliates, (b) pay for favorable treatment for business secured, (c) obtain special concessions or for special concessions already obtained, for or in respect of it or any of its Affiliates, in each case which would have been in violation of any Applicable Law, (d) influence an act or decision of the recipient (including a decision not to act) in connection with the Person’s or its Affiliate’s business, (e) induce the recipient to use his or her influence to affect any government act or decision in connection with the Person’s or its Affiliate’s business or (f) induce the recipient to violate his or her duty of loyalty to his or her organization, or as a reward for having done so; (ii) engaging in any transactions, establishing or maintaining any fund or assets in which it or any of its Affiliates shall have proprietary rights that have not been recorded in the books and records of it or any of its Affiliates; (iii) making any unlawful payment to any agent, employee, officer or director of any Person with which it or any of its Affiliates does business for the purpose of influencing such agent, employee, officer or director to do business with it or any of its Affiliates; (iv) violating any provision of applicable Anti-Corruption Laws; (v) making any payment in the nature of bribery, fraud, or any other unlawful payment under the Applicable Law of any jurisdiction where it or any of its Affiliates conducts business or is registered; or (vi) if such Person or any of its Representatives is a Government Official or Governmental Authority, improperly using his, her or its position as a Government Official or Governmental Authority to influence the award of business or regulatory approvals to or for the benefit of such Person, its Representatives or any of their business operations, or failing to recuse himself, herself or itself from any participation as a Government Official or Governmental Authority in decisions relating to such Person, its Representatives or any of their business operations.
1.112
“Quality Agreement” shall mean the agreement between the Parties on standard terms and conditions for the pharmaceutical industry which outlines the operational responsibilities of each Party with respect to quality assurance and quality control of the Product supplied under this Agreement.
1.113
“Receiving Party” has the meaning set forth in Section 4.7.
1.114
“Reduction Year” [***].
1.115
“Registrational Trial” means any (a) Phase 3 Clinical Trial, (b) Clinical Trial that is agreed and designated by a Regulatory Authority to be a pivotal trial or registrational trial sufficient to form the basis for submitting an application for Regulatory Approval of such Product, based on guidance or discussions with such Regulatory Authority; or (c) Clinical Trial subsequently determined to be the basis for submitting an application for Regulatory Approval of such Product.
1.116
“Regulatory Approval” means any and all approvals, licenses, registrations or authorizations of any Regulatory Authority necessary for the Commercialization of the Product in any country, region or territory, including Reimbursement Approval in any applicable jurisdiction.
1.117
“Regulatory Authority” means any applicable Governmental Authority responsible for granting Regulatory Approvals for Product, including the FDA, NMPA, and any corresponding national or regional regulatory authorities.
1.118
“Regulatory Exclusivity” means, with respect to any country, territory or region, any exclusive marketing rights or data exclusivity rights (other than Patents) conferred by any Governmental Authority with respect to a Product, including orphan drug exclusivity, new chemical entity exclusivity, data exclusivity, pediatric exclusivity, and rights similar thereto.
1.119
“Regulatory Materials” all regulatory documentation, submissions, communications and filings related to a Collaboration Compound or Product, including all (i) regulatory applications and amendments to regulatory applications (including INDs and associated investigational medicinal product dossiers, NDAs (and equivalents) and marketing authorization applications or their equivalents), any drug master files, registrations, licenses, authorizations and approvals; (ii) correspondence and periodic annual and safety reports submitted to or communications received from Regulatory Authorities (including meeting minutes or written response only, and official contact reports relating to any communications with any Regulatory Authority) and all supporting documents with respect thereto such as pre-meeting packages and briefing documents, or response to request for information, and including all regulatory drug lists, advertising and promotion documents, adverse event files, and complaint files; and (iii) all technological, scientific, development, chemical, biological, pharmacological, toxicological, clinical trial materials, and other data, files, records and other information (in any form or medium, wherever located) similar to the foregoing.
1.120
“Reimbursement Approval” means any approval, agreement, determination, or other decision by the applicable Governmental Authority in a given country or other regulatory jurisdiction that establishes prices charged to end-users for a given pharmaceutical product at which such pharmaceutical product will be reimbursed by the applicable Governmental Authorities in such country or regulatory jurisdiction.
1.121
“Remedial Action” has the meaning set forth in Section 5.1.
1.122
“Representatives” means, as to any Person, such Person’s Affiliates and its and their successors, controlling Persons, directors, officers and employees.
1.123
“Royalty Term” has the meaning set forth in Section 8.4(b).
1.124
“SEC” has the meaning set forth in Section 10.4(b).

“Selected Drug” means [***].

1.125
“Selling Party” has the meaning set forth in Section 1.92.
1.126
“Sharing Party” has the meaning set forth in Section 5.4(a).
1.127
“Subcontractor” means a Third Party engaged by a Party, its Affiliates or Sublicensees to conduct any activities under this Agreement on its or their behalf on a fee-for-service basis, including (a) contract research organizations, (b) contract manufacturers, and (c) distributors (whether exclusive or non-exclusive), distribution service providers and wholesalers, in each case (a)-(c) whether or not granted a sublicense under the Licensed IP (with respect to Erasca’s Subcontractors) or Erasca IP (with respect to Joyo’s Subcontractors) to perform such activities (including in the case of (c), Commercialization activities). Notwithstanding the foregoing, a Person appointed by Erasca or its Affiliates to distribute, market, or sell Product, where the Person makes royalty or other payments (other than an upfront payment or purchase price of Product) to Erasca or its Affiliates, shall be deemed to be a Sublicensee, rather than a Subcontractor.
1.128
“Sublicense Agreement” has the meaning set forth in Section 2.2(a)(i).

“Sublicense Income” means any payments received by Erasca or its Affiliates from a Sublicensee under a Sublicense Transaction as consideration for the grant or assignment of Erasca’s or its Affiliates’ rights to Develop, Manufacture, Commercialize, or otherwise Exploit the Collaboration Compounds or Products, including: [***]:

[***]

Without limiting the foregoing exclusions, in the event that Erasca grants rights to Develop, Manufacture, Commercialize or otherwise Exploit a Combination Product under a Sublicense Transaction, the consideration under such Sublicense Transaction for the grant of Erasca’s right in other Active Ingredient that is not a Collaboration Compound (“Non-Licensed IP”) shall not be considered Sublicense Income, the Parties shall reasonably determine in good faith the relative value that will be assigned to (a) Erasca’s rights in the Collaboration Compound contained in such Combination Product and (b) the Non-Licensed IP. Such relative valuation will then be used to determine the portion of consideration received pursuant to the applicable Sublicense Transaction that will be considered to be Sublicense Income for purposes of calculating the Sublicense Payments under Section 8.5.

1.129
“Sublicense Payments” has the meaning set forth in Section 8.5(c).
1.130
“Sublicense Transaction” has the meaning set forth in Section 8.5(a).
1.131
“Sublicensee” means a Third Party to whom Erasca or any of its Affiliates or any Sublicensee grants a sublicense of Erasca’s rights to Develop, Manufacture or Commercialize any of the Collaboration Compounds or Products in the Field in the Erasca Territory under the Licensed IP, but excluding all Subcontractors (such as, for example, contract research organizations, contract manufacturers and service providers on a fee-for-service basis whether or not granted a sublicense to Develop or Manufacture any of the Collaboration Compounds or the Products).
1.132
“Tax” means any form of tax or taxation, levy, duty, charge, contribution, or withholding in the nature of a tax (including any related fine, penalty, surcharge or interest) imposed by, or payable to, a Tax Authority.
1.133
“Tax Authority” means any government, state or municipality, or any local, state, federal or other fiscal, revenue, customs or excise authority, body or official anywhere in the world, authorized to levy Tax.
1.134
“Third Party” means a Person other than Joyo, Erasca and the Affiliates of either of them.
1.135
“Third Party Payments” shall mean [***].
1.136
“U.S.” or “United States” means the United States of America, including all possession and territories thereof.
1.137
“Valid Claim” means (a) any claim of an issued and unexpired Patent within the Licensed Patents (as may be extended through supplementary protection certificate, patent term adjustment or Patent Term Extension), which claim (i) has not been revoked, held invalid or unenforceable by a patent office, court or other Governmental Authority of competent jurisdiction in a final and non-appealable judgment (or judgment from which no appeal was taken within the allowable time period) and (ii) has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue, re-examination or disclaimer or otherwise, or (b) any claim of a pending Patent application within the Licensed Patents, which claim has not been pending for more than [***] from its earliest U.S. or foreign priority date.

1.138
[***].
1.139
[***].
1.140
[***].
Article 2

LICENSES
2.1
License Grant to Erasca; License-back.
(a)
Subject to the terms and conditions of this Agreement, Joyo hereby grants, and will cause its Affiliates to hereby grant, to Erasca an exclusive (even as to Joyo and its Affiliates), transferrable (solely as permitted in Section 15.2), royalty-bearing license, with the right to grant sublicenses through multiple tiers in accordance with Section 2.2(a), under the Licensed IP to Develop, Manufacture, Commercialize and otherwise Exploit the Collaboration Compounds and the Products in the Field in the Erasca Territory.
(b)
Subject to the terms and conditions of this Agreement, Joyo hereby grants, and will cause its Affiliates to hereby grant, Erasca a non-exclusive, transferrable (solely as permitted in Section 15.2), royalty-bearing license, with the right to grant sublicenses through multiple tiers in accordance with Section 2.2(a), under the Licensed IP to Manufacture or have Manufactured the Collaboration Compounds and the Products or parts thereof in the Field in the Joyo Territory solely for:
(i)
the Development, Commercialization, or other Exploitation of Collaboration Compounds or Products by or on behalf of Erasca, its Affiliates and Sublicensees in the Erasca Territory, or
(ii)
if requested by Joyo, the Development, Commercialization, or other Exploitation of Collaboration Compounds or Products by or on behalf of Joyo, its Affiliates and licensees/sublicensees in the Joyo Territory;

provided that, for the avoidance of doubt, if Erasca exercises its Option for Worldwide License, then the Erasca Territory will include mainland China, Hong Kong and Macau, and Erasca shall have the exclusive (even as to Joyo and its Affiliates) right to Manufacture or have Manufactured the Collaboration Compounds and the Products in mainland China, Hong Kong and Macau pursuant to the license granted to Erasca under Section 2.1(a).

(c)
Subject to the terms and conditions of this Agreement, Erasca hereby grants to Joyo an exclusive (even as to Erasca and its Affiliates, but subject to Erasca’s and its Affiliates’ and Sublicensees’ rights to practice the licenses granted to it under Section 2.1(b)(ii) and Erasca’s retained rights under Section 2.5), royalty-free, fully paid-up, transferable (solely as permitted in Section 15.2), [***] license, with the right to sublicense through multiple tiers in accordance with Section 2.2(a), under the Erasca IP to Develop, Manufacture, Commercialize or otherwise Exploit the Collaboration Compounds and Products in the Field in the Joyo Territory; provided that, if Erasca exercises its Option for Worldwide License, then the license in this Section 2.1(c) shall terminate.

2.2
Right to Sublicense and Subcontract.
(a)
Sublicense.
(i)
Each sublicense under the Licensed IP or Erasca IP, as applicable, shall be granted under a written agreement (each a “Sublicense Agreement”) that is consistent with the terms and conditions of this Agreement and that (A) requires each such sublicensee to comply with the terms and conditions of this Agreement that are applicable to such sublicense and (B) requires further sublicenses to comply with the terms and conditions of this Agreement. The sublicensing Party shall remain directly responsible for all of its obligations under this Agreement that have been delegated or sublicensed to any sublicensees. Without limiting the foregoing, each Sublicense Agreement will contain the following provisions: (X) a requirement that the sublicensee comply with Article 10 with respect to the other Party’s Confidential Information; (Y) requirements consistent with this Section 2.2(a), and the relevant terms of this Agreement (including Section 2.3); and (Z) in the case of a sublicense granted by Erasca, if such sublicense contains a right to Commercialize the Products, such Sublicense Agreement will also contain the following provisions: (1) a requirement that the sublicensee submit applicable sales or other reports to Erasca to the extent necessary or relevant to the reports required to be made or records required to be maintained by Erasca under this Agreement and (2) the audit requirement set forth in Section 8.12 (mutatis mutandis).
(ii)
The sublicensing Party will be responsible for any sublicensee conduct, act or omission that constitutes a breach of this Agreement.
(iii)
Except with respect to a sublicense to a Subcontractor performing activities on behalf of a Party, its Affiliates, license or sublicensee, the sublicensing Party will provide the other Party with a true and complete copy of each sublicense to any Third Party within [***] after execution thereof (provided that in the case of amendments to such a sublicense relating to the terms and conditions of this Agreement, additional copy of such amendment shall be provided to the other Party after such amendment), subject to the right to redact any confidential or proprietary information contained therein that is not necessary to determine the scope of the rights granted under such sublicense or compliance with the terms of this Agreement.
(b)
Subcontracting. (i) Erasca shall have the right to engage Subcontractors to conduct activities for Development, Manufacture and Commercialization of the Collaboration Compounds and the Products in both the Erasca Territory and the Joyo Territory (which Subcontractors in the Joyo Territory shall be solely for the benefit of the Erasca Territory or with respect to Manufacturing activities in the Joyo Territory), and (ii) Joyo shall have the right to engage Subcontractors to conduct activities for Development, Manufacture and Commercialization of the Collaboration Compounds and the Products in the Joyo Territory; provided that (x) any Subcontractor should be bound by a written agreement that is consistent with the terms and conditions of this Agreement, to the extent applicable; (y) any such Subcontractor shall be required to comply with Applicable Law; (z) any such Subcontractor have agreed in writing to assign to such subcontracting Party all data, Know-How, inventions or other Intellectual Property Rights generated by such Subcontractor in the course of performing such subcontracted work (except for customary exclusions permitting such Subcontractor to retain rights to improvements to such Subcontractor’s Intellectual Property Rights). Each Party shall remain responsible for any obligations that have been delegated or subcontracted to its Subcontractor, and shall be responsible for the performance of its Subcontractors.
2.3
Additional Licensing and Sublicensing Requirements. Unless and until Erasca exercises its Option for Worldwide License, the following terms shall apply:
(a)
If Erasca enters into a Sublicense Agreement with respect to Licensed IP, then such Sublicense Agreement will include the grant by the applicable Sublicensee to Erasca of a sublicensable (through multiple tiers), royalty-free, non-exclusive license under any Patents or Know-How that are (i) created, discovered, developed or generated by the Sublicensee under the activities of the Sublicense Agreement during the term of the Sublicense Agreement, and (ii) necessary to Exploit a Collaboration Compound or Product in the Joyo Territory, to Exploit a Collaboration Compound or Product in the Joyo Territory. In addition, Erasca will use Commercially Reasonable Efforts to (A) have such license in the immediately preceding sentence be exclusive rather than non-exclusive, (B) include in the license in the immediately preceding sentence, rights to such Patents or Know-How satisfying clause (i) that are reasonably useful to Exploit a Collaboration Compound or Product in the Joyo Territory, and (C) have such license described in this Section 2.3(a) survive the termination of such Sublicense Agreement.
(b)
If Joyo enters into a Sublicense Agreement with respect to Erasca IP or a license agreement with respect to Licensed IP, then such Sublicense Agreement or license agreement, as applicable, will include the grant by the applicable sublicensee or licensee to Joyo of a sublicensable (through multiple tiers), royalty-free, non-exclusive license under any Patents or Know-How that are (i) created, discovered, developed or generated by the applicable sublicensee or licensee under the activities of the applicable Sublicense Agreement or license agreement during the term of the applicable Sublicense Agreement or license agreement, and (ii) necessary to Exploit a Collaboration Compound or Product in the Erasca Territory, to Exploit a Collaboration Compound or Product in the Erasca Territory. In addition, Joyo will use Commercially Reasonable Efforts to (A) have such license in the immediately preceding sentence be exclusive rather than non-exclusive, (B) include in the license in the immediately preceding sentence, rights to such Patents or Know-How satisfying clause (i) that are reasonably useful to Exploit a Collaboration Compound or Product in the Erasca Territory, and (C) have such license described in this Section 2.3(b) survive the termination of the applicable Sublicense Agreement or license agreement.
(c)
For purposes of the licenses set forth in clauses (a) and (b) above, the Parties acknowledge and agree that safety data with respect to the Collaboration Compounds and Products that is created or generated by or on behalf of the applicable sublicensee or licensee will be deemed to be Know-How necessary to Exploit a Collaboration Compound or Product in each Party’s territory.
2.4
No Implied Licenses. Except as expressly set forth herein, no license or other right or interest under any Know-How, Patent or other Intellectual Property Rights of either Party is granted (by implication or otherwise) to the other Party under this Agreement.

2.5
Retained Rights. Notwithstanding the foregoing, Joyo shall retain its rights under the Licensed IP to Develop, Manufacture (other than to Manufacture or have Manufactured the Collaboration Compounds or Products or parts thereof in accordance with Section 2.1(b)) and Commercialize the Collaboration Compounds and the Products in the Field in the Joyo Territory (unless and until the Option for Worldwide License is exercised by Erasca). Notwithstanding the foregoing, Erasca shall retain its rights under the Erasca IP to Manufacture and have Manufactured the Collaboration Compounds and the Products or parts thereof in the Field in the Joyo Territory solely for (a) the Development, Commercialization, or other Exploitation of Collaboration Compounds or Products by or on behalf of Erasca, its Affiliates and Sublicensees in the Erasca Territory, or (b) if requested by Joyo, the Development, Commercialization, or other Exploitation of Collaboration Compounds or Products by or on behalf of Joyo, its Affiliates and licensees/sublicensees in the Joyo Territory.
2.6
Gray Market Restrictions.
(a)
Erasca hereby covenants and agrees that it shall not knowingly, and shall use Commercially Reasonable Efforts to require that its Affiliates and Sublicensees shall not knowingly, either directly or indirectly, promote, market, distribute, import, sell or have sold any Product, including via the internet or mail order, to any Third Party (or address or Internet Protocol address or the like) in the Joyo Territory. Erasca shall not engage, and shall use Commercially Reasonable Efforts to require that its Affiliates and Sublicensees shall not engage, in any advertising or promotional activities relating to any Product directed primarily to customers or other buyers or users located in any country or jurisdiction in the Joyo Territory, or solicit orders from any prospective customer or other buyer or user located in any country or jurisdiction in the Joyo Territory. If Erasca or its Affiliates or Sublicensees receive any order for the Product from a prospective customer or other buyer or user located in a country or jurisdiction in the Joyo Territory, Erasca shall refer that order to Joyo and shall not accept any such orders. Erasca shall not, and shall require that its Affiliates and Sublicensees shall not, knowingly deliver or tender (or cause to be delivered or tendered) any Product in the Joyo Territory.
(b)
Joyo hereby covenants and agrees that it shall not knowingly, and shall use Commercially Reasonable Efforts to require that its Affiliates and sublicensees shall not knowingly, either directly or indirectly, promote, market, distribute, import, sell or have sold any Product, including via the internet or mail order, to any Third Party (or address or Internet Protocol address or the like) in the Erasca Territory. Joyo shall not engage, and shall use Commercially Reasonable Efforts to require that its Affiliates and sublicensees shall not engage, in any advertising or promotional activities relating to any Product directed primarily to customers or other buyers or users located in any country or jurisdiction in the Erasca Territory, or solicit orders from any prospective customer or other buyer or user located in any country or jurisdiction in the Erasca Territory. If Joyo or its Affiliates or sublicensees receive any order for the Product from a prospective customer or other buyer or user located in a country or jurisdiction in the Erasca Territory, Joyo shall refer that order to Erasca and shall not accept any such orders. Joyo shall not, and shall require that its Affiliates and sublicensees shall not, knowingly deliver or tender (or cause to be delivered or tendered) any Product in the Erasca Territory.

Option for Worldwide License. Erasca shall have the right to elect to expand the Erasca Territory to include the entire world, including mainland China, Hong Kong and Macau (the “Option for

Worldwide License”). If Erasca desires to exercise its Option for Worldwide License, it may give notice in writing to Joyo at any time after the Effective Date but prior to the date of the filing by a Party, its Affiliate, or its licensee/sublicensee of the first NDA for a Product in the Erasca Territory or Joyo Territory, as applicable (such deadline, the “Option Deadline” and such notice, the “Option Exercise Notice”). If Erasca does not provide the Option Exercise Notice prior to the Option Deadline, then the Option for Worldwide License shall expire. Prior to the Option Deadline and if Erasca intends to exercise the Option for Worldwide License, upon reasonable advance notice, and no more than [***], Erasca shall have [***] (“DD Period”) to conduct due diligence relating to the Development, Manufacture and Commercialization of the Product in Joyo Territory; [***]. During such DD Period, Joyo shall reasonably cooperate with Erasca, at Erasca’s request and expense, including, subject to the terms of any such Third Party contracts, promptly disclosing and making available to Erasca all Third Party contracts related to the Development, Manufacture and Commercialization of a Collaboration Compound or Product in the Joyo Territory. Within [***] following Erasca’s timely delivery of the Option Exercise Notice, Erasca shall pay to Joyo an option exercise payment of: [***] (each of (x) and (y), an “Option Payment”), and effective upon Joyo’s receipt of such Option Payment, the Erasca Territory shall automatically be deemed to include the entire world and the Joyo Territory shall no longer include any country, territory or jurisdiction. Promptly following receipt of the Option Payment by Joyo the following shall apply:

(c)
To the extent permitted by applicable Regulatory Authorities, Joyo shall, at Erasca’s request and Joyo’s cost and expense [***]: (i) transfer or assign, as applicable, to Erasca all Regulatory Materials, including Regulatory Approvals, and Development data (including safety data and all data accumulated by Joyo from Clinical Trials conducted or sponsored by Joyo) for the Collaboration Compounds and the Products Controlled by Joyo, including taking such actions reasonably necessary to ensure such Regulatory Materials for the Collaboration Compounds and the Products are registered in Erasca’s name, (ii) to the extent any transfer or assignment in subsection (i) is not permitted by the applicable Regulatory Authority, will grant, and hereby grants, to Erasca the right to cross-reference and rely upon any Regulatory Materials, including Regulatory Approvals, filed by Joyo with respect to the Collaboration Compounds and the Products, and (iii) will take such actions as reasonably requested by Erasca to give effect to the intent of this Section 2.7(a);
(d)
Joyo will disclose and make available to Erasca any other Licensed Know-How necessary or reasonably useful for Erasca to Develop the Collaboration Compounds and the Products in the Field in mainland China, Hong Kong and Macau in accordance with Section 4.6(b);
(e)
Joyo shall promptly transfer the responsibility for prosecuting the Licensed Patents in the Joyo Territory to Erasca;
(f)
Joyo shall, to the extent permitted by Applicable Law and the applicable Third Party contracts and as requested by Erasca, assign any Third Party contracts exclusively related to the Development, Manufacture or Commercialization of a Collaboration Compound or Product in mainland China, Hong Kong and Macau to Erasca or its designee (including by requesting and using good faith efforts to obtain any required consents);

(g)
the Parties shall cooperate to promptly transition responsibility for Development and Commercialization of the Collaboration Compounds and the Products in mainland China, Hong Kong and Macau to Erasca;
(h)
[***]
(i)
Erasca shall [***]. Upon receipt of the Option Payment by Joyo, Joyo shall promptly provide a report to Erasca of all of its inventory of Collaboration Compounds and Products in its possession and the current book value;
(j)
If requested by Erasca, Joyo will assign, and hereby assigns, to Erasca its right, title and interest in all promotional materials, training materials, and trademarks for the Collaboration Compounds and the Products;
(k)
Erasca shall have the right to control all recalls of the Product(s) in mainland China, Hong Kong and Macau and elsewhere in the Erasca Territory, and Joyo shall provide any reasonable assistance requested by Erasca in connection therewith;
(l)
Upon receipt of the Option Payment, Joyo shall promptly disclose to Erasca all such ongoing Development activities and Manufacturing activities being conducted by Joyo and its Affiliates, and Erasca will then notify Joyo whether it would like for Joyo to transition, continue or wind down such activities (or a combination of the foregoing), in which case Joyo shall so transition, continue or wind down, such ongoing Development activities or Manufacturing activities for a period of [***] with respect to ongoing Clinical Trials) or such longer period if required by Applicable Law. Any such transition, continuance or wind down of ongoing Development activities and Manufacturing activities requested by Erasca will be performed in accordance with an agreed transition plan which will provide for such activities to be performed in an efficient and orderly manner, and in a manner as to not materially adversely affect Erasca’s or its Affiliates’ or Sublicensees’ rights to Develop, Manufacture, Commercialize or other Exploit the Collaboration Compounds and Products in mainland China, Hong Kong and Macau. Each Party will bear their own costs for their activities under such transition plan; provided that Erasca will reimburse Joyo for any reasonable Out-of-Pocket Costs incurred with such activities unless otherwise agreed by the Parties in writing; and
(m)
Upon receipt of the Option Payment by Joyo, Erasca shall have the right, at its sole discretion, to disband the JDC or the JCC at any time.
2.7
Exclusivity.
(a)
Commencing on the Effective Date and until [***], except as expressly permitted under this Agreement with respect to any Collaboration Compound or Product, [***] (“Competing Activity”).
(b)
In the event of a Change of Control of Joyo (where Joyo is the acquired entity), the obligations of Section 2.8(a) will not apply to the Competing Activities of its acquirer or its Affiliates prior to or after the closing of such Change of Control, provided that (i) Joyo and the acquirer and its Affiliates existing immediately prior to the closing of such Change of Control establish and enforce internal policies and procedures to segregate the Competing Activities from the Development, Manufacture, and Commercialization of any Collaboration Compounds or Products under this Agreement and (ii) the acquirer and its Affiliates existing immediately prior to the closing of such Change of Control do not use any Licensed IP or Erasca IP under this Agreement in the furtherance of the Competing Activities.
2.8
Section 365(n) of the Bankruptcy Code. All licenses granted by either Party to the other Party under this Agreement are deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to “intellectual property” as defined in Section 101 of the U.S. Bankruptcy Code. Each Party, as licensee, may fully exercise all of its rights and elections under any applicable Bankruptcy Code. The Parties further agree that, if a Party elects to retain its rights as a licensee under any applicable Bankruptcy Code, such Party shall be entitled to complete access to any technology licensed to it hereunder and all embodiments of such technology. Such embodiments of the technology shall be delivered to such licensee Party not later than: (a) the commencement of bankruptcy proceedings against the licensor Party, upon written request, unless the licensor Party elects to perform its obligations under this Agreement, or (b) if not delivered under clause (a), upon the rejection of this Agreement by or on behalf of the licensor Party, upon written request. Any agreements supplemental hereto will be deemed to be “agreements supplementary to” this Agreement for purposes of Section 365(n) of the U.S. Bankruptcy Code. As used herein, “Bankruptcy Code” means the U.S. Bankruptcy Code and any foreign equivalent thereto in any country having jurisdiction over a Party or its assets.
Article 3

GOVERNANCE
3.1
Joint Development Committee.
(a)
Formation. Within [***] after the Effective Date, the Parties shall establish a joint development committee (the “Joint Development Committee” or the “JDC”) to oversee the worldwide Development of Products and share data and information between the Parties with respect to such Development. Each Party shall appoint [***] representatives to the JDC, each of whom shall have sufficient seniority within such Party to make decisions arising within the scope of the JDC’s responsibilities. Each Party may replace its JDC representatives upon written notice to the other Party. Each Party shall appoint one of its JDC representatives to act as a co-chairperson of the JDC.
(b)
Responsibilities. The JDC shall:
(i)
provide a forum for the discussion of the Parties’ Development activities under this Agreement (and Manufacturing activities to support such Development activities) at an operational level, including any progress, major events, and milestones with respect thereto;
(ii)
review and discuss each Development Plan and any amendments thereto as further described in Section 4.2;
(iii)
review and discuss each Party’s summary of Development activities performed as further described in Section 4.3;

(iv)
review and discuss regulatory developments related to the Product as further described in Section 5.1;
(v)
review, discuss and resolve any matters that could have a material adverse impact upon the regulatory status of a Product as further described in Section 5.8;
(vi)
oversee the conduct and progress of the activities under the MTT Plan, and resolve disputes related to the MTT Plan;
(vii)
determine timing for the establishment of a JCC; and
(viii)
perform such other functions as expressly allocated to it by the Parties’ written agreement.
3.2
Joint Commercialization Committee.
(a)
Formation. Unless Erasca exercises its Option for Worldwide License, at a time determined by the JDC, the Parties will establish a joint commercial committee (the “JCC”) to oversee the worldwide Commercialization of Products. Each Party shall appoint [***] representatives to the JCC, each of whom shall have sufficient seniority within such Party to make decisions arising within the scope of the JCC’s responsibilities. Each Party may replace its JCC representatives upon written notice to the other Party. Each Party shall appoint one of its JCC representatives to act as a co-chairperson of the JCC.
(b)
Responsibilities. The JCC shall:
(i)
provide a forum for the discussion of the Parties’ Commercialization activities under this Agreement at an operational level, including any progress, major events, and milestones with respect thereto;
(ii)
review and discuss each Commercialization Plan and any amendments thereto as further described in Section 7.2;
(iii)
review and discuss each Party’s summary of Commercialization activities performed as further described in Section 7.4; and
(iv)
perform such other functions as expressly allocated to it by the Parties’ written agreement.
3.3
Limitation of Authority. The authority of the JDC or JCC (each, a “Committee”) shall be limited to those matters expressly delegated to it in this Agreement. Each Party shall retain the rights, powers, and discretion granted to it under this Agreement, and no such rights, powers, or discretion shall be delegated to or vested in any Committee unless such delegation or vesting of rights is expressly provided for in this Agreement or the Parties expressly so agree in writing. In addition to any other exclusions from or limitations on its authority set forth in this Article 3 or elsewhere in this Agreement, the Committees shall have no right, power or authority to: (i) modify or amend the terms and conditions of this Agreement; (ii) waive either Party’s compliance with the terms and conditions of this Agreement; or (iii) determine any such issue in a manner that would conflict with the express terms and conditions of this Agreement.
3.4
Meetings. Each Committee shall hold meetings at such times as it elects to do so, but in no event shall such meetings be held less frequently than twice per Calendar Year until the First Commercial Sale of the Product in the Erasca Territory. Thereafter, each Committee shall hold meetings at such frequencies determined by such Committee, in any event, no less frequently than twice per Calendar Year. Each Party may call additional ad hoc Committee meetings as the needs arise with reasonable advance notice to the other Party. Meetings of the Committees may be held in person, by audio or video teleconference. In-person Committee meetings shall be held at locations selected alternatively and mutually by the Parties. The Parties shall jointly prepare the agenda and minutes for each Committee meeting. Each Party shall be responsible for all of its own expenses of participating in the Committee meetings.
3.5
Non-Member Attendance. Each Party may from time to time invite a reasonable number of participants, in addition to its representatives, to attend the Committee meetings in a non‑voting capacity; provided that if either Party intends to have any Third Party (including any consultant) attend such a meeting, such Party shall provide prior written notice to the other Party. Such Party shall also ensure that such Third Party is bound by confidentiality and non-use obligations consistent with the terms of this Agreement.
3.6
Decision-Making.
(a)
A quorum of the Committee shall exist whenever there is present at a meeting at least one (1) representative appointed by each Party. Representation by proxy shall be allowed. Each Committee shall take action by consensus of the representatives present at a meeting at which a quorum exists, with each Party having a single vote irrespective of the number of representatives of such Party in attendance, or by a written resolution signed by at least one (1) representative appointed by each Party. In conducting themselves on each Committee, and in exercising their responsibilities under this Section 3.6, all representatives of both Parties will consider diligently, reasonably and in good faith all input received from the other Party, and, in the following order of priority: [***].
(b)
If after reasonable discussion and good faith consideration of each Party’s view on a particular matter before a Committee, such Committee cannot reach a decision as to such matter within [***] (or such shorter period of time to address a matter a Party reasonably believes is urgent) after such matter was brought to such Committee for resolution, such matter shall:

[***]

(c)
If the Parties disagree on whether any proposed decision by either Party can reasonably be expected to materially adversely affect the Development, Manufacture, Regulatory Approval or Commercialization of the Collaboration Compounds and the Products [***], such dispute shall be resolved as follows. The Parties shall first refer such dispute to the Executive Officers pursuant to Section 14.2 (Internal Resolution). If the Executive Officers fail to resolve such dispute within [***] (or such shorter period of time to address a matter a Party reasonably believes is urgent), then such dispute shall be decided by a panel of three (3) independent Third Party experts, with one expert selected by each Party, and the third expert selected jointly by the two experts selected by the Parties. [***]. All such experts shall be independent of both Parties and shall have at least ten (10) years of experience in the worldwide Development, Manufacture and Commercialization of pharmaceutical products (or such other similar credentials as mutually agreed by the Parties). Such Third Party expert panel shall be instructed to render its decision within [***] of the date that such matter is referred to such Third Party expert panel. Each Party shall bear the cost of the expert selected by such Party, and the Parties shall share equally the cost of the Third Party experts; provided that the administrative fees of the Third Party experts shall be borne by the Party that fails the dispute. Except in cases of fraud or manifest error on the part of such Third Party expert panel, the decision of such Third Party expert panel shall be final and binding on the Parties. The status quo of such matter shall persist until the matter is resolved by such Third Party expert panel. For clarity, any dispute subject to this Section 3.6(d) shall not be eligible for resolution pursuant to Section 14.3.
(d)
For clarity, any dispute between the Parties that is within the scope of the responsibilities of any Committees, shall be decided pursuant to this Section 3.6.

Alliance Managers. Within [***] after the Effective Date, each Party shall appoint (and notify the other Party of the identity of) a representative having the appropriate qualifications (including a general understanding of pharmaceutical development, manufacture and commercialization issues) to act as its alliance manager under this Agreement (the “Alliance Manager”). The Alliance Managers shall serve as the primary contact points between the Parties regarding the activities contemplated by this Agreement, including with respect to Know-How transfer and assistance. The Alliance Managers shall facilitate the flow and transfer of information and otherwise promote communication, coordination and collaboration between the Parties, providing single point communication for seeking consensus both internally within each Party’s respective organization, including facilitating review of external corporate communications, and raising cross-Party or cross-functional issues in a timely manner. Each Party may replace its Alliance Manager by written notice to the other Party.

Article 4

DEVELOPMENT
4.1
General. Subject to the terms and conditions of this Agreement, Erasca shall be solely responsible for the Development of the Collaboration Compounds and the Products in the Field in the Erasca Territory at its own cost and expense, including the performance of Clinical Trials of the Product in the Field in the Erasca Territory necessary for Regulatory Approval in the Erasca Territory. Subject to the terms and conditions of this Agreement, unless and until Erasca exercises its Option for Worldwide License, Joyo shall be solely responsible for the Development of the Collaboration Compounds and the Products in the Field in the Joyo Territory at its own cost and expense, including the performance of Clinical Trials of the Product in the Field in the Joyo Territory necessary for Regulatory Approval in the Joyo Territory.

Development Plans. Within [***] after the Effective Date, each Party will prepare and submit to the JDC for review and discussion a written plan setting forth such Party’s good faith plans and estimated timing of the Development activities relating to the Products to be conducted by or on behalf such Party in such Party’s territory (each a “Development Plan”). From time to time during the Term [***], unless and until Erasca exercise its Option for Worldwide License, each Party shall prepare amendments and updates to its then-current Development Plan and submit such amendments and updates to the JDC for discussion and review, and each Party shall consider in good faith all reasonable comments from the other Party with respect to such amendments and updates. If there are no amendments or updates to a Party’s then-current Development Plan for a [***], such Party shall so inform the other Party that the then-current Development Plan is up to date. All Development Plans provided by each Party will be provided in English, and the providing Party will be responsible for all translations into English at its sole expense.

Development Report. At each JDC meeting, each Party will provide a high-level summary of Development activities performed in such Party’s territory in connection with the Collaboration Compound and Product, and a high-level summary of any applicable results of any such activities, since the last JDC meeting. If the JDC is disbanded pursuant to Section 2.7(k), then Erasca will provide a high-level summary [***] of Development activities performed by or on behalf of Erasca, its Affiliates or Sublicensees since the last summary provided by Erasca. All summaries provided under this Section 4.3 will be provided in English, and the providing Party will be responsible for all translations into English at its sole expense.

Investigator Sponsored Study. [***]

4.2
Development Diligence.
(a)
Erasca shall use Commercially Reasonable Efforts to Develop and seek to obtain Regulatory Approval for at least one (1) Product in the United States.
(b)
[***];
(c)
[***].
4.3
Development Technology Transfer and Assistance.
(a)
Promptly after the Effective Date (but in no event greater than [***] after the Effective Date), Joyo will initiate the transfer to Erasca of all the Licensed Know-How that is necessary or reasonably useful for Erasca to Develop the Collaboration Compounds and the Products in the Field in the Erasca Territory, including the Licensed Know-How described in Exhibit 1.84, and in reasonably sufficient detail in order for a reasonably skilled person to practice such Licensed Know-How. For clarity, Joyo Manufacturing Know-How that primarily relates to Manufacturing is to be transferred according to Section 6.5. The Licensed Know-How specified on Exhibit 1.84 will be delivered to Erasca within [***] following the Effective Date, or as otherwise set forth in Exhibit 1.84. Joyo will complete the transfer to Erasca of all the Licensed Know-How that are not specified on Exhibit 1.84 within [***] after the Effective Date.
(b)
Promptly after the date of payment of the Option Payment (but in no event greater than [***] after such date), Joyo will initiate the transfer to Erasca of all the Licensed Know-How that is necessary or reasonably useful for Erasca to Develop the Collaboration Compounds and the Products in the Field in mainland China, Hong Kong and Macau, and in reasonably sufficient detail in order for a reasonably skilled person to practice such Licensed

Know-How. Joyo will complete the transfer to Erasca of all such Licensed Know-How within [***] after the date of payment of the Option Payment.
(c)
Without limiting clause (a) and (b), unless Erasca exercise its Option for Worldwide License, upon the reasonable request of a Party during the Term, the other Party will use Commercially Reasonable Efforts to promptly identify, collect and provide any requested Licensed Know-How or Erasca Know-How, as applicable, to such first Party. In addition, from time to time (no less than [***]), each Party will disclose and make available to the other Party any new Licensed Know-How or Erasca Know-How, as applicable, not previously disclosed (including improvements, modifications or enhancement to the Licensed Know-How or Erasca Know-How, as applicable, Controlled by the providing Party during the Term that are necessary or reasonably useful to the Development, Manufacture or Commercialization of a Collaboration Compound or a Product).
(d)
All such Licensed Know-How or Erasca Know-How, as applicable, transferred by a Party under this Section 4.6 will be provided to the other Party in English, and the providing Party will be responsible for all translations into English at its sole expense.
(e)
Upon the reasonable request of a Party, the other Party will provide the requesting Party with reasonable technical assistance in connection with the Development or Manufacture of the Collaboration Compounds and the Products in the Field in such requesting Party’s territory.
4.4
Data Exchange and Use. Each Party shall own all data generated by such Party in its Development of the Collaboration Compounds and the Products. Each Party shall, upon reasonable request of the other Party, provide the other Party with copies of all data and results generated by such Party in its Development of the Collaboration Compounds and the Products that are necessary or reasonably useful for the Development of the Collaboration Compounds and the Products of the other Party in such other Party’s territory, including all supporting documentation; provided that Erasca shall no longer have any obligation to provide such copies of data and results to Joyo following its exercise of its Option for Worldwide License. Each Party shall have the right to use the data provided by the other Party solely as set forth in the licenses granted in Section 2.1. Any cost incurred by either Party in providing data as set forth herein, including out-of-pocket cost and internal cost, shall be borne by such Party. All data and results provided pursuant to this Section 4.7 shall be provided in English, and the providing Party will be responsible for all translations into English at its sole expense. Notwithstanding this Section 4.7, a Party (the “Disclosing Party”) shall have no obligation to provide any data, results, or supporting documentation to the other Party (the “Receiving Party”) to the extent that any Applicable Law (including without limitation to H.R.7085, S.3558 (the BIOSECURE Act); H.R. 7520 (Protecting Americans’ Data from Foreign Adversaries Act of 2024); the February 28, 2024 Executive Order on Preventing Access to Americans’ Bulk Sensitive Personal Data and United States Government-Related Data by Countries of Concern and any regulations and guidance resulting therefrom; the Human Genetic Resources Regulations; or any legislation or rulemaking that similarly seeks to restrict use of equipment or services related to, or data sharing in or with, certain countries of concern) (i) prohibits the Disclosing Party from providing such data, results, or supporting documentation to Receiving Party, or (ii) causes the provision of such data, results, or supporting documentation to interfere with the Disclosing Party’s ability to enter into any contract with or obtain funding from any governmental authority or otherwise interfere with or negatively impact Disclosing Party’s business to which this Agreement relates, provided that the Disclosing Party shall use Commercially Reasonable Efforts to obtain all necessary approvals, licenses or exceptions and complete any necessary action to allow the Receiving Party’s access to such data, results, or supporting documentation.
4.5
Development Records, Data and Reports. Each Party shall (and cause its Affiliates and sublicensees to) maintain current and accurate records of all Development activities conducted by or on behalf of such Party, its Affiliates, licensee and sublicensees hereunder, and all data and other information resulting from such activities. Such records shall fully and properly reflect all work done and results achieved in the performance of the Development activities in good scientific manner appropriate for regulatory and patent purposes. Each Party shall document all non-clinical studies and Clinical Trials in formal written study reports according to Applicable Law and national and international guidelines (e.g., ICH, GCP, GLP). Upon request, each Party shall have the right to review and copy such records maintained by the other Party at reasonable times solely to the extent necessary to verify compliance with this Agreement or to otherwise exercise its right under this Agreement unless the Disclosing Party reasonably determines that the sharing of such records would be in violation of Applicable Law, or as a result of Applicable Law, would interfere with the Disclosing Party’s ability to enter into any contract with or obtain funding from any governmental authority or otherwise interfere with or negatively impact Disclosing Party’s business to which this Agreement relates, provided that the Disclosing Party shall use Commercially Reasonable Efforts to obtain all necessary approvals, licenses or exceptions and complete any necessary action to allow the Receiving Party’s access to such records.
Article 5

REGULATORY
5.1
General. Erasca shall be responsible for all regulatory activities necessary for obtaining and maintaining Regulatory Approvals for the Product in the Field in the Erasca Territory, which regulatory activities shall be performed at Erasca’s own cost and expense. Through the JDC, Erasca shall keep Joyo reasonably informed of regulatory developments related to the Product in the Erasca Territory, including any decision by any Regulatory Authority in the Erasca Territory regarding the Product. Joyo shall be responsible for all regulatory activities necessary for obtaining and maintaining Regulatory Approvals for the Product in the Field in the Joyo Territory, which regulatory activities shall be performed at Joyo’s own cost and expense. Through the JDC, Joyo shall keep Erasca reasonably informed of regulatory Developments related to the Product in the Joyo Territory, including any decision by any Regulatory Authority in the Joyo Territory regarding the Product.
5.2
Regulatory Approval Holder. Erasca shall be solely responsible for applying for Regulatory Approvals for the Product in the Field in the Erasca Territory in its own name, and Erasca shall be the named as the holder of such Regulatory Approvals in the Erasca Territory at Erasca’s sole cost. Unless Erasca exercises its Option for Worldwide License, Joyo shall be solely responsible for applying for Regulatory Approvals for the Product in the Field in the Joyo Territory in its own name, and Joyo shall be the named as the holder of such Regulatory Approvals in the Joyo Territory at Joyo’s sole cost.

5.3
Regulatory Assistance. Each Party shall provide the other Party with reasonable assistance in connection with the requesting Party’s regulatory activities for the Product in the Field in the requesting Party’s territory, including the preparation and submission of Regulatory Materials for IND and NDA. Any reasonable and documented cost incurred by either Party in providing such regulatory assistance to the other Party as set forth herein, including out-of-pocket cost and internal cost, shall be reimbursed by the Party requesting such regulatory assistance.
5.4
Regulatory Materials.
(a)
To the extent permitted by and subject to the requirements under the Applicable Laws, each Party (the “Sharing Party”) shall share with the other Party (i) all material Regulatory Materials Controlled by the Sharing Party or its Affiliates or Sublicensees for the Collaboration Compounds or Products promptly after each such item is available to the Sharing Party, and (ii) all other Regulatory Materials for the Collaboration Compounds or Products and any supporting materials related to the Collaboration Compounds or Products Controlled by the Sharing Party or its Affiliates or Sublicensees, within [***] of request by the other Party or as otherwise requested by the JDC; provided that all such materials in clauses (i) and (ii) are necessary, or determined by the Sharing Party in good faith to be reasonably useful, for the other Party’s completion and submission of regulatory filings in the other Party’s territory.
(b)
To the extent any Regulatory Materials or supporting materials to be submitted or filed by the Sharing Party with a Regulatory Authority incorporate the other Party’s data, the Sharing Party shall (x) to the extent reasonably practicable under the circumstances, share with the other Party such regulatory filings and documents reasonably in advance of submission to provide the other Party a reasonable opportunity to review; (y) reasonably consider any comments provided in a timely manner from the other Party for purposes of ensuring that such submission or filing will not adversely affect the Development or Commercialization of the applicable Product in such other Party’s territory, and (z) keep the other Party reasonably informed on all responses and follow-on communications made by or to the Regulatory Authorities related to such Regulatory Materials or supporting materials. All such Regulatory Materials and supporting materials provided under this Section 5.4 by Erasca to Joyo will be provided in English, and all such Regulatory Materials and supporting materials provided under this Section 5.4 by Joyo to Erasca will be provided in its original language, provided that Joyo will provide to Erasca a summary of such filing in English and an English translation of the portion of Regulatory Materials that incorporate or relate to Erasca’s data. The providing Party will be responsible for all translations at its sole expense.
5.5
Adverse Events Reporting. Promptly following the Effective Date, but in any event no later than the Initiation of any Clinical Trial of the Product in the Erasca Territory or the Joyo Territory, the Parties shall enter into a pharmacovigilance and adverse event reporting agreement setting forth the worldwide pharmacovigilance procedures for the Parties with respect to the Product, such as safety data sharing, adverse events reporting and prescription events monitoring (the “Pharmacovigilance Agreement”). Such procedures shall be in accordance with, and enable the Parties to fulfill, local and national regulatory reporting obligations under Applicable Law. Erasca shall establish and maintain the global safety database for each Product throughout such Product’s lifecycle, including Commercialization. Each Party shall hold the primary responsibility for reporting quality complaints, adverse events and safety data related to the Product in its territory to such database and to the applicable Regulatory Authorities in its territory, as well as responding to safety issues and to all requests of Regulatory Authorities in its territory related to the Product, in each case at its own cost and to the extent required by the Applicable Law. Each Party agrees to comply with its respective obligations under the Pharmacovigilance Agreement and to cause its Affiliates and sublicensees to comply with such obligations.
5.6
Notice of Regulatory Action. If any Regulatory Authority gives notice of its intent to take any material regulatory action with respect to any activity of a Party or its Affiliates relating to a Product, then the Party receiving such notice will promptly notify the other Party of such notice within [***] after receipt of such notice (or such shorter period in order to provide the other Party a reasonable opportunity to review and comment prior to the notifying Party providing a response to the applicable Regulatory Authority or any related public disclosure by the applicable Regulatory Authority). The Party receiving such notice will have the sole decision-making authority with respect to the content of any responses to Regulatory Authorities concerning such notice, but will consider the other Party’s reasonable comments on such responses in good faith.
5.7
Regulatory Audits and Inspection. Upon reasonable advance notice, and no more than [***], except for cause, each Party or its representatives shall have the right to audit the regulatory, safety, quality and compliance systems of the other Party, its Affiliates, sublicensees or Subcontractors (including Clinical Trial sites) relating to the Development, Manufacture and Commercialization of the Product. Each Party shall promptly notify the other Party of any audit or inspection of such Party, its Affiliates, sublicensees or Subcontractors by any Regulatory Authority relating to the Product and shall provide the other Party with a summary of any material findings in connection therewith. Each Party shall also permit the Regulatory Authorities from outside their territory to conduct audits and inspections of such Party, its Affiliates, sublicensees or Subcontractors relating to the Product where required by Applicable Law, and shall ensure that such Affiliates, sublicensees and Subcontractors permit and cooperate with such audits and inspections. Such audit and inspection under this Section 5.7 are to be made at the expense (including reasonable Out-of-Pocket Costs incurred by the Party being audited) of the Party that conducts such audit and inspection, except in the case of audit and inspection for cause where such audit and inspection reveals a material deficiency, in which case Out-of-Pocket Costs incurred by the Party being audited shall be paid by such audited Party.
5.8
No Harmful Actions. During the Term and at any time prior to Erasca’s exercise of its Option for Worldwide License pursuant to Section 2.7, if either Party believes that the other Party is taking or intends to take any action with respect to the Product that could have a material adverse impact upon the regulatory status of the Product, such Party shall have the right to bring the matter to the attention of the JDC and the Parties shall promptly meet to discuss in good faith to resolve such concern. Without limiting the foregoing, unless the Parties otherwise agree: (a) neither Party shall communicate with any Regulatory Authority having jurisdiction outside its respective territory regarding the Product, unless so ordered by such Regulatory Authority, in which case such Party shall immediately notify the other Party of such order; and (b) neither Party shall submit any Regulatory Materials or seek Regulatory Approvals for the Product in the other Party’s territory. For clarity, in the event that Erasca exercises its Option for Worldwide License pursuant to Section 2.7, Joyo shall not communicate with, submit any Regulatory Materials to, or seek Regulatory Approval from any Regulatory Authority in any country, territory or jurisdiction regarding the Product, except with the prior written consent of Erasca.
5.9
Remedial Actions. Each Party shall notify the other immediately, and promptly confirm such notice in writing, if it obtains information indicating that any Product may be subject to any recall, corrective action or other regulatory action by any Regulatory Authority or other Governmental Authority (a “Remedial Action”). The Parties shall assist each other in gathering and evaluating such information as is necessary to determine the necessity of conducting a Remedial Action. Erasca shall have sole discretion with respect to any matters relating to any Remedial Action in the Erasca Territory, including the decision to commence such Remedial Action and the control over such Remedial Action. Joyo shall have sole discretion with respect to any matters relating to any Remedial Action in the Joyo Territory, including the decision to commence such Remedial Action and the control over such Remedial Action. Each Party shall, and shall ensure that its Affiliates and sublicensees will, maintain adequate records to permit such Party to trace the distribution, sale and use of the Product in their respective territory.
Article 6

MANUFACTURING AND SUPPLY
6.1
Manufacturing Lead. Each Party will be solely responsible for the Manufacturing (including clinical and commercial supply) of (i) drug substance for the Collaboration Compounds and Products in its own territory, and (ii) Collaboration Compounds and Products for its own territory, in each case ((i) or (ii)), either by itself or its Affiliates or Third Party contract manufacturers, including the Manufacture of drug product and labeling. For clarity, each Party shall have the right to engage the Third Party contract manufactures of the other Party directly to conduct activities for Manufacture of the Collaboration Compounds and the Products solely for the benefit of its own territory, and for the purposes set forth in Section 6.3.
6.2
Inventory Transfer. Promptly after the Effective Date (but in no event greater than [***] after the Effective Date), Joyo and its Affiliates shall complete the transfer to Erasca of drug material related to the Collaboration Compounds in the amounts and quantities set forth in Exhibit 6.2. Delivery of such drug material by Joyo shall be made FCA (Incoterms 2020) mainland China. Joyo shall be responsible for obtaining the export licenses necessary for such materials and Erasca shall provide Joyo with such assistance as may be reasonably requested by Joyo.
6.3
Supply Agreement. If a Party notifies the other Party of its intent to purchase from the other Party Collaboration Compounds and the Products for use in Clinical Trials or for commercial supply in such Party’s territory, unless Erasca exercises its Option for Worldwide License, the Parties will negotiate in good faith the terms and conditions of a supply agreement and, if in agreement on such terms and conditions, enter into such supply agreement pursuant to which the other Party would Manufacture and supply, itself or through an Affiliate or Third Party contract manufacturing organization, the Collaboration Compounds and the Products in the form of drug substance or drug product to the purchasing Party at a supply price equal [***] to support the purchasing Party’s Development, Manufacture and Commercialization of the Collaboration Compounds and the Products in the Field in such purchasing Party’s territory.

6.4
Quality Agreement. The Parties will negotiate and enter into a Quality Agreement following the Effective Date, and in any event prior to the first shipment of Collaboration Compounds or Products or drug substance therefor by Joyo to Erasca or Erasca to Joyo. The Parties acknowledge and agree that the Quality Agreement will govern all matters (including technical and quality matters) relating to the Manufacture and supply of clinical quantities of Collaboration Compound or Product or drug substance therefor hereunder as more particularly set out therein. If there is a conflict between this Agreement and the Quality Agreement, the Quality Agreement shall govern in relation to technical quality issues only. The Quality Agreement is intended to cover GMP Collaboration Compound and Product produced in accordance with GMP and to be transferred between the Parties.
6.5
Manufacturing Know-How Transfer and Assistance.
(a)
Promptly after the Effective Date (but in no event greater than [***] after the Effective Date), the Parties shall discuss in good faith and agree on a manufacturing technology transfer plan (“MTT Plan”) pursuant to which Joyo shall transfer to Erasca all Licensed Know-How Controlled by Joyo or its Affiliates that is necessary or reasonably useful for the Manufacture of the Collaboration Compounds and the Products (“Joyo Manufacturing Know-How”), which transfer shall include pertinent process, analytical, and formulation development reports and summaries, technical memoranda, technology transfer packages, master batch records, analytical methods, and other information related to the Manufacturer of the Collaboration Compounds and the Products. Notwithstanding the foregoing, Joyo shall complete the transfer to Erasca of the documents comprising the Joyo Manufacturing Know-How described on Exhibit 6.5 as soon as applicable after the Effective Date (in no event greater than [***] after the Effective Date). All Joyo Manufacturing Know-How shall be provided to Erasca in English, and Joyo will be responsible for all translations into English at its sole expense. In addition, and in accordance with the MTT Plan, Joyo shall provide Erasca with reasonable consultation and technical assistance to enable Erasca (or its designee) to Manufacture the Collaboration Compounds and the Products. Joyo shall make the appropriate employees and consultants (including appropriate personnel of its Affiliates) reasonably available to Erasca (or its designee) at reasonable times, places and frequency, and upon reasonable prior notice, to Erasca (or its designee) for the purpose of assisting Erasca (or its designee) to understand and use the Joyo Manufacturing Know-How. The Parties shall cooperate in good faith to complete the transfer of all Joyo Manufacturing Know-How not described on Exhibit 6.5 from Joyo to Erasca (or its designee) within [***] after the Parties finalize the MTT Plan, unless otherwise scheduled in the MTT Plan. If additional activities (including process optimization, analytical procedure optimization, scaling-up) are required for manufacturing technology transfer, both Parties shall discuss in good faith the cost and expense therefor. Joyo will provide to Erasca a list of Third Party contract manufacturing organizations used by Joyo with respect to the Collaboration Compounds and Products, which list shall contain the name of such Third Party contract manufacturing organizations and contact person thereof. At the request of Erasca, Joyo will provide to Erasca promptly (in no event greater than [***] after its receipt of Erasca’s request) a letter of authorization, and will provide any other cooperation to the extent reasonably necessary, to permit Erasca to communicate with, and procure supply from, such Third Party contract manufacturing organizations directly with respect to the Collaboration Compounds and Products. If there is any dispute between the Parties with regard to the MTT Plan, such dispute shall be referred to the JDC for resolution [***].

(b)
Following the successful completion of the MTT Plan, Erasca will be solely responsible for the Manufacturing of the Collaboration Compounds and the Products (including drug substance therefor) in the Erasca Territory, unless otherwise set forth in this Agreement or otherwise agreed by the Parties.
Article 7

COMMERCIALIZATION
7.1
General. Subject to the terms and conditions of this Agreement, Erasca shall, either by itself or through its Affiliates, Sublicensees or Third Party contractor(s), be solely responsible for the Commercialization of the Product in the Field in the Erasca Territory at its sole cost and expense. Subject to the terms and conditions of this Agreement, unless and until Erasca exercises its Option for Worldwide License, Joyo shall, either by itself or through its Affiliates, licensees or Third Party contractor(s), be solely responsible for the Commercialization of the Product in the Field in the Joyo Territory at its sole cost and expense.
7.2
Commercialization Plan. Unless Erasca has exercised the Option for Worldwide License, (a) no later than [***] before the anticipated date of the receipt of the first Regulatory Approval for a Product in a Party’s territory, such Party will prepare and submit to the JCC for review and discussion a written plan setting forth such Party’s good faith, high-level plans and estimated timing of the Commercialization activities related to the Products to be conducted by such Party in such Party’s territory (each a “Commercialization Plan”), (b) from time to time during the Term [***], each Party shall prepare amendments and updates to its then-current Commercialization Plan and submit such amendments and updates to the JCC for discussion and review, and (c) each Party shall consider in good faith all reasonable comments from the other Party with respect to such amendments and updates. If there are no amendments or updates to a Party’s then-current Commercialization Plan for a Calendar Year, such Party shall so inform the other Party that the then-current Commercialization Plan is up to date. All Commercialization Plans provided by each Party will be provided in English and the providing Party will be responsible for all translations into English at its sole expense.
7.3
Pricing and Reimbursement. [***]
7.4
Commercialization Reports. At each JCC meeting, each Party will provide a high-level summary of Commercialization activities performed by such Party since the last JCC meeting. If a JCC was not formed due to the exercise by Erasca of the Option for Worldwide License, or the JCC is disbanded pursuant to Section 2.7(k), then once per Calendar Year, Erasca will provide to Joyo a high-level summary of Commercialization activities performed by Erasca since the last summary provided by Erasca. All summaries provided under this Section 7.4 will be provided in English, and the providing Party will be responsible for all translations into English at its sole expense.
7.5
Commercialization Diligence. Following receipt of Regulatory Approval for a Product in the United States, Erasca will use Commercially Reasonable Efforts to Commercialize such Product in the United States.

Article 8

FINANCIAL PROVISIONS
8.1
Upfront Fee. Within [***] after the Effective Date, Erasca shall pay to Joyo a one-time, non-refundable, non-creditable upfront amount equal to twelve million five hundred thousand Dollars ($12,500,000).
8.2
Development Milestones. Subject to the terms and conditions of this Agreement, Erasca shall pay to Joyo the following one (1) time, non-refundable, non-creditable (subject to Section 4.5(b)) milestone payments (each, a “Development Milestone Payment”) upon the first achievement of each corresponding milestone event (each, a “Development Milestone Event”) by Erasca or its Affiliates or Sublicensees.

Table 8.2: Development Milestones
Development Milestone Event	Development Milestone Payment
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

(a)
Erasca shall notify Joyo of the achievement of each Development Milestone Event promptly (in no event greater than [***] and will pay the applicable Development Milestone Payment within [***] after such achievement.

(b)
Each Development Milestone Payments shall be paid only once on the first occurrence of such Development Milestone Event by Erasca or any of its Affiliates or Sublicensees, notwithstanding the potential Development of multiple Products hereunder which may involve separate Clinical Trials or Regulatory Approvals and regardless of how many times such Development Milestone Event is achieved or the number of Products that achieve such Development Milestone Event.
(c)
[***].
(d)
[***].
(e)
[***].
(f)
For the avoidance of doubt, the potential aggregate total of all Development Milestone Payments payable for all Products under this Agreement if all Development Milestone Events for the Products are achieved will be [***].
8.3
Commercial Milestones. Subject to the terms and conditions of this Agreement, Erasca shall pay to Joyo the following one (1) time, non-refundable, non-creditable milestone payments (each, a “Commercial Milestone Payment”) upon the first achievement of the corresponding milestone event (each, a “Commercial Milestone Event”) by Erasca and its Affiliates and Sublicensees.

Table 8.3: Commercial Milestones
Commercial Milestone Event	Commercial Milestone Payment
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

(a)
Erasca shall notify Joyo of the achievement of any Commercial Milestone Event and will pay the applicable Commercial Milestone Payment upon the earlier of [***].
(b)
Each Commercial Milestone Payments shall be paid only once, regardless of how many times such Commercial Milestone Event is achieved or the number of Products that achieve such Commercial Milestone Event. For clarity, the achievement of a higher Commercial Milestone Event shall trigger the payment of a lower Commercial Milestone Event in the event such lower Commercial Milestone Event had not been triggered prior to achievement of the higher Commercial Milestone Event. [***].

(c)
For the avoidance of doubt, the potential aggregate total of all Commercial Milestone Payments payable for all Products under this Agreement if all Commercial Milestone Events for the Products are achieved will be [***].
8.4
Royalty Payments.
(a)
Royalty Rate. Subject to Section 8.4(b) and Section 8.4(c), Erasca shall pay to Joyo royalties based on aggregate Net Sales of the Product in the Erasca Territory by Erasca and its Affiliates and Sublicensees in each [***].

Table 8.4: Royalty Rates
Calendar Year Net Sales of all Product in the Erasca Territory	Royalty Rate
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

By way of example only, [***]

(b)
Royalty Term. Royalties payable under this Section 8.4 shall be paid by Erasca on a Product-by-Product and country-by-country basis from the date of First Commercial Sale in such country until the latest of: (a) expiration of the last-to-expire Valid Claim in the Licensed Patents Covering such Product in such country; (b) the expiration of all Regulatory Exclusivity for such Product in such country; and (c) [***] following the First Commercial Sale of such Product in such country (each such term with respect to a Product in a country, a “Royalty Term”).
(c)
Royalty Reduction.
(i)
On a Product-by-Product and country-by-country basis, subject to Section 8.4(c)(v), during any period in which such Product in such country is not Covered by a Valid Claim in the Licensed Patents in the applicable country, the royalty rate with respect to such Product in such country will be [***] of the rate in Section 8.4(a).
(ii)
On a Product-by-Product and country-by-country basis, subject to Section 8.4(c)(v), Erasca may deduct from the royalties otherwise owed to Joyo pursuant to Section 8.4(a) with respect to such Product in such country, [***] of any Third Party Payments based on sales of Product paid by Erasca with respect to such Product in such country.
(iii)
On a Product-by-Product and country-by-country basis, if, (x) during any Calendar Year during the Royalty Term for such Product in such country there are one (1) or more Generic Products being sold in such country with respect to such Product, and (y) the Net Sales of such Product in such Calendar Year in such country have[***] compared to the Net Sales in the Calendar Year immediately preceding the Calendar Year when Generic Products began to be sold in such country with respect to such Product (such Calendar Year in which conditions (x) and (y) of this section are satisfied, the “Reduction Year”), then, subject to Section 8.4(c)(v), the royalty rate with respect to such Product in such country will be reduced to [***] of the applicable rate set forth in Section 8.4(a) for the remainder of the Royalty Term for such Product and such country starting from and including the Reduction Year as long as at least one Generic Product with respect to such Product is still sold in such country.
(iv)
[***].
(v)
In no event shall the royalties payable by Erasca for a Product in a country in any given Calendar Year be reduced to less than [***] of the amounts otherwise payable by Erasca for such Product in such country in such Calendar Year hereunder by reason of the deductions and reductions set forth in Section 8.4(c)(i)-(iv). Erasca may carry over and apply any such royalty reductions that are incurred or accrued in a Calendar Year and are not deducted in such Calendar Year due to the limitation set forth in the first sentence of this Section 8.4(c)(v), to any subsequent Calendar Year(s) and shall begin applying such reductions to such royalties as soon as practicable and continue applying such reductions on a Calendar Year basis thereafter until fully deducted.
(d)
Royalty Reports; Payments. For any [***] in which royalty payments accrue on Net Sales made during such [***], Erasca shall, within the earlier of [***], (i) provide to Joyo a report specifying for such [***], on a Product-by-Product and country-by-country basis, (1) the Net Sales (including reasonable information supporting the determination of Net Sales) of the Product in Dollars and local currency for each Product in the Erasca Territory during the reporting period, (2) the amount of invoiced sales and deductions taken to arrive at Net Sales attributable to each Product in each country or region during the applicable [***] (including such amounts expressed in local currency and as converted to Dollars); and (3) the royalties payable, in Dollars, which shall have accrued hereunder with respect to such Net Sales, and (ii) make the royalty payments owed to Joyo hereunder in accordance with such royalty report in arrears. The information contained in each report under this Section 8.4(d) shall be considered Confidential Information of Erasca.
8.5
Sublicense Income Payments.
(a)
If Erasca sublicenses or assigns to a Third Party (other than to a Subcontractor) any of its rights granted to Erasca under Section 2.1 for the purposes of Development or Commercialization of a Product by such Third Party (a “Sublicense Transaction”) [***], then Erasca shall pay to Joyo [***] of the Sublicense Income from such Sublicense Transaction.
(b)
If Erasca enters a Sublicense Transaction [***], then Erasca shall pay to Joyo [***] of the Sublicense Income from such Sublicense Transaction.
(c)
If Erasca enters a Sublicense Transaction [***], then Erasca shall pay to Joyo [***] of the Sublicense Income from such Sublicense Transaction (the payments to Joyo in Sections 8.5(a), 8.5(b) and 8.5(c), the “Sublicense Payments”). For the avoidance of doubt, Erasca shall not have an obligation to pay any portion of the Sublicense Income with respect to any Sublicense Transaction entered into by Erasca after the occurrence of the earlier of clauses (i) and (ii) above.
(d)
Notwithstanding anything to the contrary in this Section 8.5, any Sublicense Transaction entered into by Erasca after its exercise of the Worldwide License Option shall not be subject to any obligations to pay Sublicense Payment to Joyo.
(e)
Erasca shall, within [***] following the end of each [***] in which it receives Sublicense Income from a Sublicense Transaction, (i) provide to Joyo a report specifying for such [***] the amount of Sublicense Income received by Erasca and the Sublicense Payments that are payable, and (ii) make the payment of any Sublicense Payments owed to Joyo for such [***] in arrears. The information contained in each report under this Section 8.5(e) (Sublicense Income Payments) shall be considered Confidential Information of Erasca. For clarity, the foregoing Sublicense Payments shall not affect Joyo’s right to receive milestones and royalties under this Agreement.
(f)
In the event Erasca, with the intent to circumvent the sublicense income provision set forth in this Section 8.5, assigns or licenses its rights or assets under this Agreement to any of its Affiliates, subsidiaries, spinoff entities, or any other affiliated or associated entity, and then a Third Party obtains such rights or assets through Change of Control transaction of such Affiliates, subsidiaries, spinoff entities, or any other affiliated or associated entity, whether directly or indirectly, Erasca hereby acknowledges and agrees that Joyo shall be entitled to receive a portion of the consideration received in connection with such transaction, subject to the same sublicense income sharing terms and conditions as set forth herein. The Parties agree that ordinary transaction made in the normal course of business shall not be subject to this Section 8.5(f).
8.6
Joyo In-License Agreements. As between the Parties, any payment obligations arising under the Joyo In-License Agreements, including as a result of the Development, Manufacture, Commercialization or other Exploitation of Product by or on behalf of Erasca or its Affiliates or Sublicensees in the Field in the Erasca Territory (including, for clarity, following the exercise by Erasca of its Option for Worldwide License) under this Agreement will be paid solely by Joyo.
8.7
Taxes and Withholding.
(a)
Erasca shall be entitled to deduct and withhold from any amounts payable under this Agreement such Taxes (other than Indirect Tax, which shall be borne by Erasca in accordance with Section 8.7(b) below) as are required to be deducted or withheld therefrom under any provision of Applicable Law. Joyo shall provide such information and documentation to Erasca as is reasonably requested by Erasca to determine if any withholding Taxes apply to any payments to be made by Erasca under this Agreement and to establish qualification for a reduced withholding rate or an exemption from such withholding Tax under the applicable Tax treaty or relevant statutory provision (including, but not limited to, an Internal Revenue Service Form W-9 or applicable Form W-8 as will permit payments made under this Agreement to be made without, or at a reduced rate of, withholding for Taxes). To the extent that applicable Law requires that Taxes be withheld with respect to any payments to be made by Erasca to Joyo under this Agreement, Erasca shall: (a) deduct such Taxes from such payment, (b) pay the Taxes to the proper

Tax Authority, and (c) send proof of Tax payment to Joyo on a reasonable and timely basis following such Tax payment. Such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of whom such deduction and withholding was made. Each Party agrees to use commercially reasonably efforts to cooperate with the other Party in claiming refunds, reductions, or exemptions from such deductions or withholdings under any relevant agreement or treaty that is in effect. Notwithstanding the foregoing, if as a result of any action by Erasca, including assignment, any change in Erasca’s tax residency, or any failure on the part of Erasca to comply with Applicable Laws (including filing or record retention requirements), incremental Taxes are imposed that were not otherwise applicable, then Erasca shall be solely responsible for the amount of such incremental Taxes.
(b)
All agreed remunerations or fees underlying the transactions under this Agreement shall be understood as exclusive of any sales, use, value added or similar Taxes (each an “Indirect Tax”) thereon. Where Indirect Taxes are properly chargeable in respect of any sums payable or any other consideration provided hereunder which Joyo is liable to account to a Tax authority, Erasca, as the Party making the payment to Joyo, shall pay the Indirect Tax at the applicable rate in respect of such payments or other consideration following receipt of an Indirect Tax invoice issued by Joyo in respect of those payments or other consideration, such Indirect Taxes to be payable on the due date of the payment or provision of other consideration to which such Indirect Tax relates (subject to provision of a valid Indirect Tax invoice) or, where such invoice has not been provided, [***] after the receipt by Erasca of the applicable invoice. Erasca shall only be responsible for any Indirect Tax not recoverable by Joyo (or the principal or representative member of any Indirect Tax group of which it forms part), subject to Joyo (or the representative member) taking all reasonable steps to recover such Indirect Tax as may be practicable. The Parties shall cooperate in any way reasonably requested to obtain legally permitted reductions, credits or refunds of any Indirect Tax amount attributable to the transactions under this agreement, if applicable, any such refund to be for the benefit of the party that bore such Taxes.
8.8
Late Payments, Disputed Payments.
(a)
Late Payments. Subject to Section 8.8(b), any undisputed amount owed by a Party to the other Party under this Agreement that is not paid on or before the date such payment is due shall bear interest at a rate per annum equal to the lesser of (a) the Prime Rate in effect during the period in which such payment is overdue, as published by the Wall Street Journal, eastern edition, [***], and (b) the highest rate allowed by Applicable Law, in each case ((a) or (b)), such interest to run from the date on which payment of such sum became due until payment thereof in full together with such interest.
(b)
Disputed Payments. If a dispute arises between the Parties, each acting in good faith, in respect of any part of an invoice, the disputing Party shall notify the other Party promptly in writing with particulars of such dispute and shall be entitled to withhold payment of the so disputed part of the invoice. Each Party shall use reasonable efforts to promptly and in good faith resolve the dispute in accordance with Article 14. Payment of any previously disputed amounts shall be made [***] following the resolution of such dispute, and the payee Party may not use such withholding as a basis for receiving late payment interest pursuant to Section 8.8(a).

8.9
Currency Conversion. Each Party shall use its then-current standard exchange rate methodology, as applied in its external reporting, for the translation of foreign currency transactions into Dollars under this Agreement. Each Party shall give the other Party written notice of any changes to such Party’s customary and usual procedures for currency conversion.

Blocked Payments. If, by reason of Applicable Law in any country, it becomes impossible or illegal for a Party or any of its applicable Affiliates or sublicensees to transfer, or have transferred on its behalf, any payments to the other Party, the payor Party shall promptly notify the payee Party of the conditions preventing such transfer and such royalties or other payments shall be deposited in local currency in the relevant country to the credit of the payee Party in a recognized banking institution designated by the payee Party or, if none is designated by the payee Party within a period of [***], in a recognized banking institution selected by the payor Party and identified in a notice given to the payee Party pursuant to Section 15.4.

8.10
Payment Method. All payments to be made by a paying Party to the other Party under this Agreement shall be made in Dollars by wire transfer in immediately available funds to a bank account designated in writing by such other Party with reasonable advanced written notice to the paying Party. It is hereby agreed by the Parties that all payments to Joyo hereunder shall be made to the following bank account of Joyo and such bank account may not be changed without the prior written consent of Joyo.

[***]

8.11
Financial Audits.
(a)
Erasca agrees to keep and procure its Affiliates to keep complete and accurate records for a minimum period of [***] (or such other longer period as required under Applicable Law) after the conclusion of the Calendar Year in which the relevant payment is owed pursuant to this Agreement, setting forth the sales and other disposition of the Product and Sublicense Income in sufficient detail to enable royalties and Sublicense Payments payable to Joyo hereunder to be determined.
(b)
Erasca further agrees, upon not less than [***] prior written notice, to permit the books and records relating to the Product or Sublicense Income to be examined by an independent accounting firm selected by Joyo and reasonably acceptable to Erasca for the purpose of verifying reports provided by Erasca under Section 8.4(d) and Section 8.5(e). Such audit shall not be performed more frequently than once in any [***] and not go back more than [***] preceding the current year, and shall be conducted under appropriate confidentiality provisions, and for the sole purpose of verifying the accuracy and completeness of all financial, accounting and numerical information and calculations provided under Section 8.4(d) and Section 8.5(e). The independent accounting firm shall have reasonable access, on reasonable notice and during Erasca’s normal business hours, to individuals, records and responses to questions from auditors in a timely manner. The independent accounting firm will disclose to Joyo only whether the payments made under this Agreement were accurate and the specific details concerning any discrepancies.

(c)
Such examination is to be made at the expense of Joyo, except if the results of the audit reveal an underpayment of royalties, milestones, Sublicense Payments or other payments to Joyo under this Agreement of [***], in which case reasonable audit fees for such examination shall be paid by Erasca.
(d)
If such audit discovers any underpayment or overpayment, such amount shall be paid or refunded (as the case may be) within [***] after the accounting firm’s report, and solely in the case of underpayment, plus interest (as set forth in Section 8.8(a)) from the original due date if such underpayment resulted from a discrepancy in the financial report provided by the Party that is required to make such additional payment.
Article 9

INTELLECTUAL PROPERTY
9.1
Ownership.
(a)
Background IP. Subject to any rights granted to the other Party under this Agreement, (i) Erasca will retain all rights, title, and interests in and to Erasca Background IP, and (ii) Joyo will retain all rights, title, and interests in and to Joyo Background IP.
(b)
Collaboration IP.
(i)
Disclosure. During the Term, each Party will disclose to the other Party all Collaboration IP that is invented jointly by or on behalf of such Party or its Affiliates (including Subcontractors and sublicensees thereof), and such disclosure shall (A) be made promptly and in any event reasonably prior to the filing of any Patent application with respect to such Collaboration IP, and (B) shall include all invention disclosures or other similar documents submitted to such Party by its or its Affiliates’ employees, agents or independent contractors or sublicensees relating thereto.
(ii)
Inventorship. All determinations of inventorship of inventions, including Collaboration IP, and ownership of intellectual property rights therein, that are invented in the performance of a Party’s rights or obligations under this Agreement (collectively, “Inventions”) will be determined in accordance with U.S. patent law and as if all relevant activity took place in the United States.
(iii)
Ownership. As between the Parties, Erasca shall solely own all Inventions that are solely invented by or on behalf of Erasca, its Affiliates or Sublicensees, and such solely owned Inventions shall be included in the Erasca IP if meeting the definition of Erasca IP. As between the Parties, Joyo shall solely own all Inventions that are solely invented by or on behalf of Joyo, its Affiliates or licensees (other than Erasca and its Affiliates and Sublicensees), and such solely owned Inventions shall be included in the Licensed IP if meeting the definition of Licensed IP. As between the Parties, all right, title, and interest in and to any and all Collaboration IP, including all Patents claiming such Collaboration IP (“Collaboration Patents”), shall be owned jointly by the Parties, with each Party owning an equal, undivided interest in and to such Collaboration IP. Subject to the rights, licenses and restrictions contained in this Agreement, each Party may exercise its ownership rights in and to such Collaboration IP, including the right to license and sublicense such Collaboration IP without an obligation or accounting to, or consent required from the other Party. For clarity, Joyo’s rights in any Collaboration Patents shall be included in the Licensed Patents.
(iv)
Assignment. Each Party shall cause all Persons who perform activities for such Party under this Agreement to be under an obligation to assign (or, if such Party is unable to cause such Person to agree to such assignment obligation despite such Party’s using Commercially Reasonable Efforts to negotiate such assignment obligation, provide a license under) their rights in any Collaboration IP resulting therefrom to such Party so that such Party can comply with it obligation to license the same to the other Party in accordance with the terms and conditions of this Agreement.
9.2
Patent Prosecution.
(a)
Erasca shall have the first right to file, prosecute (including conduct and control interferences, re-examinations, and post-issuance proceedings, including oppositions, post-grant review, inter partes review, derivation proceedings and supplemental examination) and maintain and file Patent Term Extensions for (i) all Licensed Patents in Joyo’s name, including any Collaboration Patents, in the Erasca Territory, and (ii) all Erasca Patents in Joyo Territory, at Erasca’s own cost and expense and using counsel of its own choice.
(b)
Erasca shall (i) keep Joyo reasonably informed of the status of the Licensed Patents in the Erasca Territory and Erasca Patents in Joyo Territory, (ii) provide Joyo with copies of all material correspondence to and from the patent offices with respect thereto, including providing any material correspondence or filings to Joyo reasonably in advance to provide Joyo with an opportunity to review and comment thereon, and (iii) consider in good faith any comments from Joyo concerning the prosecution and maintenance of the Licensed Patents in the Erasca Territory and Erasca Patents in Joyo Territory.
(c)
Erasca shall notify Joyo of any decision to cease prosecution, defense or maintenance of any family of Licensed Patents in any country, region or territory in the Erasca Territory or Erasca Patents in any region in the Joyo Territory. Erasca shall provide such notice at least [***] prior to any filing or payment due date, or any other due date that requires action in order to avoid loss of rights, in connection with such Licensed Patent or Erasca Patent. In such event, Joyo shall have the right (but not the obligation), at Joyo’s discretion and expense, to continue the prosecution and maintenance of such Licensed Patent in Joyo’s name in the Erasca Territory, or Erasca Patents in the Joyo Territory. Joyo’s prosecution or maintenance of such Licensed Patent or Erasca Patent shall not change the Parties’ respective rights and obligations under this Agreement with respect to such Licensed Patent or Erasca Patent other than those expressly set forth in this Section 9.2(c).
(d)
From the Effective Date and unless and until Erasca exercises its Option for Worldwide License, Joyo shall have the first right to file, prosecute (including conduct and control interferences, re-examinations, and post-issuance proceedings, including oppositions, post-grant review, inter partes review, derivation proceedings and supplemental examination) and maintain and file Patent Term Extensions for all Licensed Patents in Joyo’s name, including any Collaboration Patents, in the Joyo Territory at Joyo’s own cost and expense and using counsel of its own choice.

(e)
From the Effective Date and unless and until Erasca exercises its Option for Worldwide License, Joyo shall (i) keep Erasca reasonably informed of the status of the Licensed Patents in the Joyo Territory, (ii) provide Erasca with copies of all material correspondence to and from the patent offices with respect thereto, including providing any material correspondence or filings to Erasca reasonably in advance to provide Erasca with an opportunity to review and comment thereon, and (iii) consider in good faith, and when reasonably requested by Erasca to incorporate or implement, any comments from Erasca concerning the prosecution and maintenance of the Licensed Patents in the Joyo Territory.
(f)
From the Effective Date and unless and until Erasca exercises its Option for Worldwide License, Joyo shall notify Erasca of any decision to cease prosecution, defense or maintenance of any family of Licensed Patents in any region in the Joyo Territory. Joyo shall provide such notice at least [***] prior to any filing or payment due date, or any other due date that requires action in order to avoid loss of rights, in connection with such Licensed Patent. In such event, Erasca shall have the right (but not the obligation), at Erasca’s discretion and expense, to continue the prosecution and maintenance of such Licensed Patent in Joyo’s name. Erasca’s prosecution or maintenance of such Licensed Patent shall not change the Parties’ respective rights and obligations under this Agreement with respect to such Licensed Patent other than those expressly set forth in this Section 9.2(f).
(g)
For clarity, in the event that Erasca does exercise its Option for Worldwide License prior to the Option Deadline, Erasca’s rights to the Licensed Patents in mainland China, Hong Kong and Macau will be included in Sections 9.2(a) - (c).
(h)
In the event that Erasca identifies Licensed Know-How for which it desires to obtain Patents, Erasca shall inform Joyo of such Licensed Know-How and desire to obtain Patents and the Parties shall discuss in good faith whether to file patent application for such Licensed Know-How through the JCC (or the JDC if the JCC has not been formed), and in the event that the JCC (or the JDC if the JCC has not been formed) decides to file patent application for such Licensed Know-How, the Parties shall cooperate in preparing and filing a patent application directed to such Licensed Know-How and when filed such patent application shall be deemed a Licensed Patent.
(i)
Each Party shall provide the other Party all reasonable assistance and cooperation in the Patent prosecution efforts under this Section 9.2, including providing any necessary powers of attorney and executing any other required documents or instruments for such prosecution.
9.3
Patent Enforcement.
(a)
Each Party shall promptly notify the other Party if it becomes aware of any alleged or threatened infringement by a Third Party of any of the Licensed Patents in the Erasca Territory or the Erasca Patents in the Joyo Territory, and any allegations, declaratory judgment, opposition, or similar action or written notices alleging the invalidity, unenforceability or non-infringement of any of the Licensed Patents in the Erasca Territory or the Erasca Patents in the Joyo Territory.

(b)
As between the Parties, Erasca shall have (i) the sole right (but not the obligation) to bring and control any legal action in connection with the infringement of any Licensed Patent against any actual or suspected infringement by a Third Party product in the Field in the Erasca Territory, or the defense of any action or proceeding with respect thereto brought by such Third Party, and (ii) the first right (but not the obligation) to bring and control any legal action in connection with the infringement of any Erasca Patent against any actual or suspected infringement by a Third Party product in the Joyo Territory (in each case of (i) and (ii), a “Product Infringement”), at its own expense as it reasonably determines appropriate. Joyo shall join, and hereby agrees to be joined, as a party to the action if required by Applicable Law to pursue such action or to seek additional or alternative damages or injunctive relief against such Product Infringement. If Erasca does not take commercially reasonable steps to prosecute a Product Infringement of any Erasca Patent in the Joyo Territory within [***] following the first notice provided above with respect to such Product Infringement, then (x) Erasca will so notify Joyo and (y) upon Erasca’s written notice, Joyo will have right to bring and control any legal action in connection with such Product Infringement of any Erasca Patent in the Joyo Territory at its sole cost and expense.
(c)
At the request and expense of the enforcing Party, the other Party shall provide reasonable assistance in connection with any Product Infringement, including by executing reasonably appropriate documents and cooperating in discovery as required by Applicable Law. The enforcing Party shall keep the other Party reasonably informed on the status of such action and shall not enter into any settlement giving rise to liability of Joyo, or otherwise impairing the other Party’s rights in the Licensed Patents or Erasca Patents, as applicable, without the prior written consent of the other Party. The other Party shall be entitled to separate representation in such legal action by counsel of its own choice and at its own expense.
(d)
Any recoveries made by the enforcing Party that results from enforcing or defending any Licensed Patent or Erasca Patent against Product Infringement will first be allocated to reimburse the Parties for their costs and expenses in making such recoveries (which amounts shall be allocated pro rata if insufficient to cover the totality of such expenses). Any remaining recoveries shall [***].
(e)
As between the Parties, Joyo shall have the sole right (but not the obligation) to bring and control any legal action in connection with the infringement of any Licensed Patent against any actual or suspected infringement by a Third Party product in the Field in the Joyo Territory, or the defense of any action or proceeding with respect thereto brought by such Third Party, at its own expense as it reasonably determines appropriate. At the request and expense of Joyo, Erasca shall provide reasonable assistance in connection with any such action brought by Joyo, including by executing reasonably appropriate documents and cooperating in discovery as required by Applicable Law.
(f)
For clarity, in the event that Erasca exercises its Option for Worldwide License prior to the Option Deadline, Erasca shall have the sole right (but not the obligation) to bring and control any legal action in connection with the infringement of any Licensed Patent against any actual or suspected infringement by a Third Party product in the Field in mainland China, Hong Kong and Macau, or the defense of any action or proceeding with respect thereto brought by such Third Party, at its own expense as it reasonably determines appropriate.

9.4
Trademarks.
(a)
The Parties shall discuss in good faith the use of any global trademarks to be used in connection with the Commercialization of the Product throughout the world (including any corresponding Chinese language versions thereof, the “Global Trademarks”). Erasca shall own all rights in the Global Trademarks developed by it and shall have the sole right (but not the obligation) to register, maintain and enforce the Global Trademarks in any country in the world as it determines appropriate, at Erasca’s own cost and expense. Joyo has the right, but not the obligation, to market and sell the Product in the Joyo Territory under such Global Trademarks. If Joyo decides, in its sole discretion, to use the Global Trademarks, the Parties shall negotiate in good faith and, for no consideration or cost to Joyo, enter into a trademark license agreement, pursuant to which Erasca shall grant to Joyo a royalty-free, non-exclusive, sub-licensable license to use the Global Trademarks solely in connection with the Commercialization of the Product in the Field in the Joyo Territory during the Term of this Agreement.
(b)
In addition to (or in lieu of) the Global Trademarks, Joyo shall have the right to brand the Product in the Field in the Joyo Territory with trademarks selected by Joyo, including those associated with Joyo’s name or corporate identity (the “Joyo Trademarks”); provided that Joyo shall not, and shall cause its Affiliates and their respective (sub)licensees to not, select or make any use of trademarks that are confusingly similar to any trademarks or housemarks of Erasca or its Affiliates (including the corporate name of Erasca or any of its Affiliates). Joyo shall own all rights in the Joyo Trademarks, and have the sole right (but not the obligation) to register, maintain and enforce the Joyo Trademarks in the Joyo Territory as it determines appropriate, at Joyo’s own cost and expense.
Article 10

CONFIDENTIALITY
10.1
Confidentiality. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties, each Party agrees that, for the Term and for a period of [***] thereafter (or, with respect to Confidential Information that is a trade secret of the disclosing Party, until such trade secret no longer qualifies as a trade secret under Applicable Law), it shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as provided for in this Agreement (which includes the exercise of any rights or the performance of any obligations hereunder) any Confidential Information of the other Party pursuant to this Agreement. Each Party shall promptly notify the other upon becoming aware of the occurrence of any unauthorized use or disclosure of the other Party’s Confidential Information.
10.2
Exceptions. The foregoing confidentiality and non-use obligations shall not apply to any portion of the Confidential Information that the receiving Party can demonstrate by competent written proof:
(a)
was already known to the receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the other Party;
(b)
was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;

(c)
became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement;
(d)
is subsequently disclosed to the receiving Party by a Third Party who has a legal right to make such disclosure and is not bound by any obligation of confidentiality with respect to such Confidential Information; or
(e)
is subsequently independently discovered or developed by the receiving Party without the aid, application, or use of the disclosing Party’s Confidential Information, as evidenced by a contemporaneous writing.
10.3
Authorized Disclosure. Notwithstanding the obligations set forth in Section 10.1, a Party may disclose the other Party’s Confidential Information and the terms of this Agreement to the extent:
(a)
such disclosure is reasonably necessary: (i) to perform an obligation or exercise a right under the Agreement (ii) for the filing or prosecution of Patents as contemplated by this Agreement; (iii) in connection with regulatory filings for the Product; or (iv) for the prosecuting or defending litigation as contemplated by this Agreement;
(b)
such disclosure is reasonably necessary: (i) to such Party’s directors, attorneys, independent accountants or financial advisors for the sole purpose of enabling such directors, attorneys, independent accountants or financial advisors to provide advice to the receiving Party, provided that in each such case on the condition that such directors, attorneys, independent accountants and financial advisors are bound by confidentiality and non-use obligations consistent with those contained in this Agreement; or (ii) to actual or potential investors, acquirors, licensors, sublicensees, collaborators or other business or financial partners (including royalty financing partners) solely for the purpose of evaluating or carrying out an actual or potential investment, acquisition, license, collaboration, financing or other business transaction; provided that in the case of clause (a)(i) and clause (b), such recipients are bound by confidentiality and non-use obligations consistent with those contained in the Agreement; or
(c)
such disclosure is required by judicial or administrative process, provided that in such event such Party shall promptly inform the other Party such required disclosure and provide the other Party an opportunity to challenge or limit the disclosure obligations. Confidential Information that is disclosed by judicial or administrative process shall remain otherwise subject to the confidentiality and non-use provisions of this Article 10, and the Party disclosing Confidential Information pursuant to law or court order shall take all steps reasonably necessary, including seeking of confidential treatment or a protective order to ensure the continued confidential treatment of such Confidential Information.
10.4
Publicity.
(a)
Each Party may issue a press release announcing this Agreement after the Effective Date; provided that, a draft of any portion of such press release related to this Agreement will be provided to the other Party for its review and comment at least [***] before such press release is issued (it being understood that a Party may issue a press release on the Effective Date if it has provided such draft of the press release [***] prior to the Effective Date), and the Party issuing the press release has removed any Confidential Information of the other Party upon such other Party’s request and considered in good faith any reasonable comments of the other Party to such draft, in each case provided by the other Party during such [***] period. Subject to the rest of this Section 10.4, no disclosure of the terms of this Agreement may be made by either Party, and no Party shall use the name, trademark, trade name or logo of the other Party, its Affiliates or their respective employee(s) in any publicity, promotion, news release or disclosure relating to this Agreement or its subject matter, without the prior express written permission of the other Party, except as may be required by Applicable Law or the rules of a stock exchange on which the securities of the disclosing Party are listed (or to which an application for listing has been submitted). In the event a Party is, in the opinion of its counsel, required by Applicable Law or the rules of a stock exchange on which its securities are listed (or to which an application for listing has been submitted) to make such a public disclosure, such Party shall submit the proposed disclosure in writing to the other Party as far in advance as reasonably practicable so as to provide a reasonable opportunity to comment thereon. Following the initial joint press release announcing this Agreement, either Party shall be free to disclose or publicize, without the other Party’s prior written consent, the existence of this Agreement, the identity of the other Party, and those terms of this Agreement that have already been publicly disclosed in accordance herewith.
(b)
A Party may disclose this Agreement and its terms in securities filings with the Securities Exchange Commission (or equivalent foreign agency, including The Stock Exchange of Hong Kong Limited and The Securities and Futures Commission or other equivalent regulator in Hong Kong) (“SEC”) to the extent required by Applicable Law after complying with the procedure set forth in this Section 10.4. In such event, the Party seeking such disclosure will prepare a draft confidential treatment request and proposed redacted version of this Agreement to request confidential treatment for this Agreement, and the other Party agrees to promptly (and in any event, no less than [***] after receipt of such confidential treatment request and proposed redactions) give its input in a reasonable manner in order to allow the Party seeking disclosure to file its request within the time lines proscribed by applicable SEC regulations. The Party seeking such disclosure shall exercise Commercially Reasonable Efforts to obtain confidential treatment of this Agreement from the SEC as represented by the redacted version reviewed by the other Party.
(c)
Each Party acknowledges that the other Party may be legally required to make public disclosures (including in filings with the SEC or other agency) of certain material developments or material information generated under this Agreement and agrees that each Party may make such disclosures as required by Applicable Law, provided that the Party seeking such disclosure first provides the other Party a copy of the proposed disclosure, and provided further that (except to the extent that the Party seeking disclosure is required to disclose such information to comply with Applicable Law) if the other Party demonstrates to the reasonable satisfaction of the Party seeking disclosure, within [***] of such Party’s providing the copy, that the public disclosure of previously undisclosed information will materially adversely affect the development or commercialization of a Product being developed or commercialized, the Party seeking disclosure will remove from the disclosure such specific previously undisclosed information as the other Party shall reasonably request to be removed.

Publications. The Parties recognize the desirability of publishing and publicly disclosing the results of and information regarding, activities under this Agreement. Accordingly, [***]. Notwithstanding the foregoing, [***]; and (ii) if Erasca exercises its Option for Worldwide License, then Erasca will have the sole right to make publications, scientific presentations or other public disclosures regarding the Collaboration Compounds or Products related to the Collaboration Compounds and Products in its sole discretion, without any obligations to provide a draft of such publication, presentation or other disclosure to Joyo for its review or comment.

10.5
Prior CDA. This Agreement supersedes the Mutual Confidential Disclosure Agreement between the Parties dated March 19, 2024 (the “Prior CDA”) with respect to information disclosed thereunder. All information exchanged between the Parties under the Prior CDA shall be deemed Confidential Information of the disclosing Party and shall be subject to the terms of this Article 10.
10.6
Equitable Relief. Each Party acknowledges that a breach of this Article 10 cannot reasonably or adequately be compensated in damages in an action at law and that such a breach shall cause the other Party irreparable injury and damage. By reason thereof, each Party agrees that the other Party shall be entitled, in addition to any other remedies it may have under this Agreement or otherwise, to preliminary and permanent injunctive and other equitable relief to prevent or curtail any breach of the obligations relating to Confidential Information set forth herein.
10.7
Attorney-Client Privilege. Neither Party is waiving, nor shall be deemed to have waived or diminished, any of its attorney work product protections, attorney-client privileges or similar protections and privileges or the like as a result of disclosing information pursuant to this Agreement, or any of its Confidential Information (including Confidential Information related to pending or threatened litigation) to the other Party, regardless of whether the disclosing Party has asserted, or is or may be entitled to assert, such privileges and protections. The Parties: (a) share a common legal and commercial interest in such disclosure that is subject to such privileges and protections; (b) are or may become joint defendants in proceedings to which the information covered by such protections and privileges relates; (c) intend that such privileges and protections remain intact should either Party become subject to any actual or threatened proceeding to which the disclosing Party’s Confidential Information covered by such protections and privileges relates; and (d) intend that after the Effective Date both the receiving Party and the disclosing Party shall have the right to assert such protections and privileges.
Article 11

REPRESENTATIONS AND WARRANTIES
11.1
Representations and Warranties of Each Party. Each Party represents, warrants, and covenants (as applicable) to the other Party that:
(a)
it is a company or corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is incorporated, and has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Agreement;

(b)
it has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder, it has taken all necessary corporate action on its part required to authorize the execution and delivery of the Agreement and the performance of its obligations hereunder, and this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, and binding obligation of such Party that is enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally;
(c)
the execution, delivery, and performance of this Agreement by such Party does not require any authorization, consent, approval, license, exemption of or filing or registration with any Third Party (including any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign) or under any Applicable Law currently in effect, and none of the foregoing is or will be necessary for, or in connection with, the transactions contemplated by this Agreement or any other agreement or instrument executed in connection herewith, or for the performance by it of its obligations under this Agreement and such other agreements except as may be required to obtain clearance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (15 U.S.C. Sec. 18a), and the rules and regulations promulgated thereunder, or equivalent rules and regulations under Applicable Law in other countries, or to conduct Clinical Trials or to seek or obtain Regulatory Approvals;
(d)
it is not a party to, and will not enter into during the Term, any agreement that is inconsistent with this Agreement or otherwise would prevent it from granting the rights granted to the other Party under this Agreement or performing its obligations under the Agreement;
(e)
in the course of performing its obligations or exercising its rights under this Agreement, it shall comply with all Applicable Law, including cGMP, GCP, and GLP standards, Export Control Laws, restrictions and regulations, data protection and privacy laws, and Anti-Corruption Laws, and shall not employ or engage any Person who has been debarred by any Governmental Authority, or, to such Party’s knowledge, is the subject of debarment proceedings by a Governmental Authority; and
(f)
it has established and maintains reasonable internal policies and controls, including codes of conduct and ethics and reasonable reporting requirements, intended to ensure compliance with Anti-Corruption Laws and other Applicable Law, to the extent applicable to it under the laws of the jurisdiction of its incorporation, including healthcare compliance, privacy laws and data protection laws.
11.2
Representations and Warranties of Joyo. Joyo represents, warrants, and covenants (as applicable) to Erasca that:
(a)
as of the Effective Date, it exclusively owns or otherwise has the right under the Licensed IP to grant the licenses to Erasca as purported to be granted under Section 2.1 of this Agreement;
(b)
as of the Effective Date, its rights, title, and interests in and to all of the Licensed IP are free of any lien, charge, encumbrance, or security interest that could reasonably be expected to conflict with or limit the scope of or have a material adverse impact on any of the rights or licenses granted to Erasca hereunder;
(c)
as of the Effective Date, it has not previously assigned, transferred, conveyed, or granted, and will not unilaterally assign, transfer, convey or grant during the Term, any license or other rights under the Licensed IP that would conflict with or limit the scope of any of the rights or licenses granted to Erasca hereunder;
(d)
Exhibit 1.85 sets forth a complete and accurate list of all Licensed Patents (including ownership thereof and if such Licensed Patents are in-licensed to Joyo under a Joyo In-License Agreement, the name of the Joyo In-License Agreement under which such Licensed Patents are in-licensed to Joyo) that are Controlled by Joyo or its Affiliates as of the Effective Date;
(e)
[***]
(f)
as of the Effective Date, to Joyo’s knowledge, it is not aware of any Know-How that is not Controlled by Joyo or its Affiliates that is necessary for, or has been used or generated by or on behalf of Joyo or its Affiliates in, the research, Development, Manufacture or Commercialization of the Collaboration Compounds or Products;
(g)
as of the Effective Date, all Licensed Patents owned by Joyo and, to Joyo’s knowledge, all Licensed Patents licensed to Joyo (i) are being diligently prosecuted or maintained in the respective patent offices in accordance, in all material respects, with Applicable Law and (ii) have been filed and maintained in accordance, in all material respects, with all Applicable Law and all applicable fees required to be paid by Joyo in order to prosecute or maintain the Licensed Patents have been timely paid;
(h)
as of the Effective Date, neither Joyo nor any of its Affiliates has received written notice of any claim, judgment, or settlement against or owed by Joyo with respect to the Licensed IP, nor any pending reissue, reexamination, inter partes review, interference, opposition, litigation, or other proceeding seeking to invalidate or otherwise challenge the ownership, scope, duration, validity, enforceability, priority, or right to use any Licensed IP, and neither Joyo nor any of its Affiliates has received written notice of any threatened claim or litigation or any reissue, reexamination, inter partes review, interference, opposition, litigation, or other proceeding seeking to invalidate or otherwise challenge the ownership, scope, duration, validity, enforceability, priority, or right to use any Licensed IP;
(i)
as of the Effective Date, (A) to Joyo’s knowledge, all prior arts and facts that would reasonably be expected to materially affect the enforceability or validity of any issued Patent or, if not issued, any pending Patent application, within the Licensed Patents, and (B) all internal assessments of patentability and FTO reports with respect to Licensed Patents, have been provided to Erasca prior to the Effective Date;
(j)
it has taken, and during the Term it shall take, commercially reasonable measures to protect the secrecy, confidentiality and value of the non-public information within the Licensed Know-How and, as of the Effective Date, to Joyo’s knowledge, no event has occurred which has resulted in the unauthorized use or disclosure of any Licensed Know-How or which otherwise resulted in any non-public Licensed Know-How falling into the public domain;
(k)
to Joyo’s knowledge, as of the Effective Date, there is no pending claim, proceeding, or litigation, or claim, proceeding, or litigation that has been threatened in writing, that challenges, or any written communication challenging, the rights of Joyo to use or license any of the Licensed IP or any Collaboration Compound or Product;
(l)
as of the Effective Date, there is no pending or, to Joyo’s knowledge, threatened (in writing), adverse actions, claims, suits, allegations or proceedings against Joyo or any of its Affiliates involving the Licensed IP, Collaboration Compound or Product, and there is no judgment or settlement against or owed by Joyo or its Affiliate related to any of the foregoing;
(m)
to Joyo’s knowledge, as of the Effective Date, no Third Party has infringed upon, misappropriated, or otherwise violated Joyo’s rights in the Licensed IP;
(n)
as of the Effective Date, it has not received any written notice from any Third Party asserting or alleging that the Development of the Collaboration Compounds or the Product infringed or misappropriated the Intellectual Property Rights of such Third Party;
(o)
to Joyo’s knowledge, there are no facts existing as of the Effective Date which would form a reasonable basis for any claim of infringement, misappropriation, or other violation of any Intellectual Property Rights of any Third Party existing as of the Effective Date by the Development, Manufacture or Commercialization of any Collaboration Compound or Product in any region, territory or country;
(p)
as of the Effective Date, Joyo holds such approvals, permits, licenses, franchises, authorizations and clearances issued by any Regulatory Authority as are required in connection with the Development and Manufacture conducted to date by Joyo or its Affiliates of the Collaboration Compounds and the Products;
(q)
as of the Effective Date, neither Joyo nor its Affiliates nor, to the knowledge of Joyo, its Third Party independent contractors, have used, in connection with the Collaboration Compounds or the Products any Person that has been or is debarred pursuant to Section 306 of the FDCA or its non-U.S. equivalents or excluded or the subject of debarment or exclusion proceedings by any Governmental Authority;
(r)
as of the Effective Date, Joyo has not received any notices of violations of Applicable Law from the NMPA or any other Regulatory Authority with respect to the Development, Manufacture, Commercialization or use of a Collaboration Compound or the Product;
(s)
(A) as of the Effective Date, all activities conducted by or on behalf of Joyo prior to the Effective Date in the course of the Development, Manufacture, or use of the Collaboration Compounds or the Products have been in material compliance with all Applicable Law, and Joyo has not employed or engaged any Person who has been debarred by any Governmental Authority, or, to Joyo’s knowledge, is the subject of debarment proceedings by a Governmental Authority, with respect to such activities, and (B) all activities conducted by or on behalf of Joyo subsequent to the Effective Date in the course of the Development, Manufacture, or Commercialization of the Collaboration Compounds or Product will be in material compliance with all Applicable Law, and Joyo will not employ or engage any Person who has been debarred by any Governmental Authority, or, to Joyo’s knowledge, is the subject of debarment proceedings by a Governmental Authority, with respect to such activities;
(t)
as of the Effective Date, neither Joyo nor any of its Affiliates has received any warning letters or written correspondence from the NMPA or any other Regulatory Authority requiring the termination, suspension, or material modification of any clinical or pre-clinical studies or tests with respect to the Collaboration Compounds or Products;
(u)
at no time during the [***] has Joyo nor its Affiliates conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority or similar agency with respect to any alleged act or omission arising under or relating to any potential noncompliance with any Anti-Corruption Laws;
(v)
as of the Effective Date, there is no current, pending or, to Joyo’s knowledge, threatened (in writing), investigation, formal or informal inquiry, adverse actions, claims, suits or proceedings against Joyo or any of its Affiliate that involve any antitrust or anti-competition violations or violations of Anti-Corruption Laws, or that may otherwise reasonably be expected to adversely affect Joyo’s ability to perform its obligations under this Agreement;
(w)
as of the Effective Date, Joyo has not initiated a voluntary proceeding under any applicable bankruptcy code, and there is no involuntary proceeding under any applicable bankruptcy code pending against Joyo as of the Effective Date;
(x)
as of the Effective Date, neither Joyo nor its Affiliates are, either directly or indirectly (including through any Third Party contractor or through or in collaboration with any Third Party), conducting any clinical trials of, or have filed an IND for, any compound whose mechanism of action includes Pan-RAS inhibition, other than a Collaboration Compound;
(y)
To Joyo’s knowledge, Joyo has made available to Erasca copies of all material data related to any preclinical studies for the Collaboration Compounds and Products prior to the Effective Date, and there are no omissions from such data that would render such data misleading in any material respect. Other than as disclosed by Joyo to Erasca prior to the Effective Date, to Joyo’s knowledge, Joyo and its Affiliates do not possess any material data that (i) are related to the Development of any Collaboration Compound or Product, (ii) have been generated prior to the Effective Date, and (iii) are relevant to the safety or efficacy of any Collaboration Compound or Product that would be reasonably expected to adversely affect the Exploitation of any Collaboration Compound or Product. All such material data and all other written materials and information provided or otherwise made available by Joyo to Erasca, are complete and true in all material respects;
(z)
as of the Effective Date, there have been no violations of its internal policies and controls, including codes of conduct and ethics and reasonable reporting requirements, intended to ensure compliance with Anti-Corruption Laws and other Applicable Law, to the extent applicable to it under the laws of the jurisdiction of its incorporation, including healthcare compliance, Export Control Laws, restrictions and regulations, and privacy laws and data protection laws with respect to the Development of the Collaboration Compounds and Products prior to the Effective Date of this Agreement;
(aa)
Joyo and its Affiliates will (i) maintain Control of all Licensed IP, and (ii) not assign, transfer, restrict, impair, encumber or diminish or otherwise grant any Third party any rights with respect to the Licensed IP that would conflict with, limit the scope of, or adversely affect the rights in any material respect granted to Erasca under this Agreement;
(bb)
Exhibit 1.77 sets forth a complete and accurate list of all Joyo In-License Agreements existing as of the Effective Date. All Joyo In-License Agreements are in full force and effect, and, prior to the Effective Date, Joyo has provided to Erasca true and complete copies (except for redactions to terms immaterial to Erasca’s rights under this Agreement) of all Joyo In-License Agreements as of the Effective Date, including any amendments or modifications thereto;
(cc)
(i) as of the Effective Date, neither Joyo nor its Affiliates nor, to its knowledge, the Third Party licensor in an Joyo In-License Agreement is in material breach of, or in default with respect to a material obligation under, such Joyo In-License Agreement, and neither such party has claimed or has grounds upon which to claim that the other party is in material breach of, or in default with respect to a material obligation under, any Joyo In-License Agreement, and (ii) Joyo (A) will maintain and not breach, and will cause its Affiliates to maintain and not breach, any Joyo In-License Agreement, (B) will promptly notify Erasca in writing of any material breach by Joyo or its Affiliate or a Third Party of any Joyo In-License Agreement, and (C) will not, and will cause its Affiliates not to, amend, modify or terminate any Joyo In-License Agreement in a manner that would adversely affect Erasca’s rights hereunder without first obtaining Erasca’s prior written consent, which consent may be withheld in Erasca’s sole discretion;
(dd)
it believes it has the ability to obtain sufficient funding to perform its obligations set forth under this Agreement;
(ee)
it believes it has the ability to obtain sufficient technical, clinical, and regulatory expertise to perform its obligations set forth under this Agreement; and
(ff)
neither Joyo nor any of its Affiliates is, or has been, debarred by any Regulatory Authority.
11.3
Representations and Warranties of Erasca. Erasca represents, warrants, and covenants (as applicable) to Joyo that:
(a)
as of the Effective Date, there is no pending or, to Erasca’s knowledge, threatened (in writing), adverse actions, claims, suits or proceedings against Erasca or any of its Affiliate that involve any antitrust, anti-competition, anti-bribery or corruption violations or that may reasonably be expected to adversely affect Erasca’s ability to perform its obligations under this Agreement;
(b)
as of the Effective Date, Erasca has not initiated a voluntary proceeding under any applicable bankruptcy code, and there is no involuntary proceeding under any applicable bankruptcy code pending against Erasca as of the Effective Date;

(c)
it believes it has the ability to obtain sufficient funding to perform its obligations set forth under this Agreement;
(d)
it believes it has the ability to obtain sufficient technical, clinical, and regulatory expertise to perform its obligations set forth under this Agreement; and
(e)
neither Erasca nor any of its Affiliates is, or has been, debarred by any Regulatory Authority.
11.4
Privacy and Data Protection. Without limiting each Party’s respective obligations elsewhere in the Agreement, each Party, as applicable, agrees that where a Party determines the purpose and means of processing personal information, such Party is: (a) acting as a “controller” (as defined under applicable law) of such information; and (b) shall comply with all applicable data transfer, privacy and protection laws applicable to a controller, which shall include employing and maintaining appropriate Security (as defined below) to protect such information. “Security” means technological, physical and administrative controls, including, but not limited to, policies, procedures, organizational structures, hardware and software functions, as well as physical security measures, the purpose of which is, in whole or part, to ensure the confidentiality, integrity or availability of personal information. In addition, the Parties agree to comply with all obligations and restrictions in relation to the international transfer of personal information under Applicable Laws, will cooperate with each other to comply with all such Applicable Laws, and will execute any necessary international data transfer agreements (or amendments to this Agreement), including the execution of (i) EU Standard Contractual Clauses approved by the European Commission Decision of 4 June 2021 on standard contractual clauses for the transfer of personal data to third countries pursuant to Regulation (EU) 2016/679, and any amendments thereto; (ii) the United Kingdom ‘International Data Transfer Agreement’ issued by the ICO under S119(A)(1) of the Data Protection Act 2018; and (iii) any other data transfer agreements and/or other transfer mechanism required under China law or other Applicable Law, in each case, as necessary to effectuate the compliant transfer of personal information between countries. The Parties shall negotiate and enter into an agreement to govern certain aspects of data transfer, privacy and protection by the earlier of (x) December 31, 2024, and (y) the earliest date on which a human patient is scheduled to be dosed (or is actually dosed) with a Product.
11.5
Proper Conduct Practices Standards. Each Party will conduct, and ensure that each of its Affiliates and Third Parties engaged by such Party conducts, all of its and their activities with respect to the Development, registration, Manufacture, distribution, promotion and Commercialization of a Product for their respective territory in accordance with this Agreement, Proper Conduct Practices, and all Applicable Law. The Parties will provide each other with all reasonably requested cooperation to enable each of them to comply with Proper Conduct Practices and Applicable Law, including permitting each Party to reasonably monitor activities conducted by a Party in connection with this Agreement in order to verify the other Party’s compliance therewith. After the Effective Date, each Party shall review the other Party’s conduct practices which ensure compliance with the Proper Conduct Practices, and, shall implement changes to its conduct practices with respect to the Exploitation of Products to the extent necessary to meet the standard of the other Party’s conduct practices, if higher. In the event of a disagreement regarding such conduct practices, such matter shall be escalated to the JDC or JCC, as applicable, and Erasca will, after consultation with the JDC or JCC, as applicable, have the tie-breaking vote on such matter.
11.6
Violation of Laws. Each Party will promptly notify the other Party of any formal or informal request for information, subpoena, investigation, litigation, penalty or claim from any Governmental Authority, or any Third Party, for violation or potential violation of Applicable Law by its personnel with respect to the conduct of activities under this Agreement. In the event of any such violation, the Parties will promptly confer regarding any such violation and will promptly take remedial or preventative action as may be reasonably required with respect thereto. The Parties will have the right to require that any personnel that materially violates Applicable Law cease to perform activities under this Agreement.
11.7
NO OTHER WARRANTIES. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED, ARE MADE OR GIVEN BY OR ON BEHALF OF A PARTY. ALL REPRESENTATIONS AND WARRANTIES, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, ARE HEREBY EXPRESSLY EXCLUDED. FURTHERMORE, EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, Joyo HEREBY EXPRESSLY DISCLAIMS ANY Express or IMPLIED WARRANTIES, including ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR USE, OR THE PROSPECTS OR LIKELIHOOD OF COMMERCIAL SUCCESS OF THE PRODUCT OR ANY WARRANTY AS TO THE VALIDITY OF ANY PATENTS OR THE NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES OR OTHERWISE IN CONNECTION WITH THIS AGREEMENT. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT (INCLUDING THE EXPRESS WARRANTIES AND INDEMNIFICATION OBLIGATIONS SET OUT HEREIN), Erasca AGREES THAT: (I) THE LICENSED IP ARE LICENSED “AS IS”, “WITH ALL FAULTS”, AND “WITH ALL DEFECTS”; (II) EXCEPT TO THE EXTENT OF WILLFUL MISCONDUCT OR GROSS NEGLIGENCE BY OR ON BEHALF OF JOYO, Erasca AGREES THAT Joyo WILL HAVE NO LIABILITY TO Erasca FOR ANY ACT OR OMISSION IN THE PREPARATION, FILING, PROSECUTION, MAINTENANCE, ENFORCEMENT, DEFENSE OR OTHER HANDLING OF THE LICENSED PATENTs; AND (III) Erasca IS SOLELY RESPONSIBLE FOR DETERMINING WHETHER THE LICENSED PATENTS HAVE APPLICABILITY OR UTILITY IN Erasca’S CONTEMPLATED EXPLOITATION OF THE PRODUCTS AND Erasca ASSUMES ALL RISK AND LIABILITY IN CONNECTION WITH SUCH DETERMINATION. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT (INCLUDING THE EXPRESS WARRANTIES AND INDEMNIFICATION OBLIGATIONS SET OUT HEREIN), JOYO AGREES THAT: (I) THE ERASCA IP ARE LICENSED “AS IS”, “WITH ALL FAULTS”, AND “WITH ALL DEFECTS”; (II) EXCEPT TO THE EXTENT OF WILLFUL MISCONDUCT OR GROSS NEGLIGENCE BY OR ON BEHALF OF ERASCA, JOYO AGREES THAT ERASCA WILL HAVE NO LIABILITY TO JOYO FOR ANY ACT OR OMISSION IN THE PREPARATION, FILING, PROSECUTION, MAINTENANCE, ENFORCEMENT, DEFENSE OR OTHER HANDLING OF THE ERASCA PATENTs; AND (III) JOYO IS SOLELY RESPONSIBLE FOR DETERMINING WHETHER THE ERASCA PATENTS HAVE APPLICABILITY OR UTILITY IN JOYO’S CONTEMPLATED EXPLOITATION OF THE PRODUCTS AND JOYO ASSUMES ALL RISK AND LIABILITY IN CONNECTION WITH SUCH DETERMINATION.

Article 12

INDEMNIFICATION
12.1
Indemnification by Erasca. Erasca shall indemnify and hold harmless Joyo, its Affiliates, and their directors, officers, employees and agents (individually and collectively, the “Joyo Indemnitee(s)”) from and against all losses, liabilities, damages and expenses (including reasonable attorneys’ fees and costs) (individually and collectively, “Losses”) incurred in connection with any claims, demands, actions or other proceedings by any Third Party (“Claims”) to the extent arising from:
(a)
the Development, Manufacture and Commercialization of the Product in the Erasca Territory by Erasca or any of its Affiliates or Sublicensee; or
(b)
the negligence, willful misconduct, breach of any of the obligations, covenants, warranties, or representations made by Erasca to Joyo under this Agreement or violation of Applicable Law by any Erasca Indemnitee;

except to the extent such Losses arise out of the negligence, willful misconduct or breach of this Agreement by any Joyo Indemnitee or are otherwise subject to Joyo’s indemnification obligations under Section 12.2.

12.2
Indemnification by Joyo. Joyo shall indemnify and hold harmless Erasca, its Affiliates, and their directors, officers, employees and agents (individually and collectively, the “Erasca Indemnitee(s)”) from and against all Losses incurred in connection with any Claims to the extent arising from:
(a)
the Development, Manufacture and Commercialization of the Collaboration Compounds or Products in the Joyo Territory by Joyo or any of its Affiliates or licensees; or
(b)
the negligence, willful misconduct, breach of any of the obligations, covenants, warranties, or representations made by Joyo to Erasca under this Agreement or violation of Applicable Law by any Joyo Indemnitee;

except in each case to the extent such Losses arise out of the negligence, willful misconduct or breach of this Agreement by any Erasca Indemnitee or are otherwise subject to Erasca’s indemnification obligations under Section 12.1.

12.3
Indemnification Procedure. If either Party is seeking indemnification under Section 12.1 or 12.2 (the “Indemnified Party”), it shall inform the other Party (the “Indemnifying Party”) of the Claim giving rise to the obligation to indemnify pursuant to such Section within [***] after receiving notice of the Claim (it being understood and agreed, however, that the failure or delay by an Indemnified Party to give such notice of a Claim shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been prejudiced as a result of such failure or delay to give notice). The Indemnifying Party shall have the right to assume the defense of any such Claim for which it is obligated to indemnify the Indemnified Party. The Indemnified Party shall cooperate with the Indemnifying Party and the Indemnifying Party’s insurer as the Indemnifying Party may reasonably request, and at the Indemnifying Party’s cost and expense. The Indemnified Party shall have the right to participate, at its own expense and with counsel of its choice, in the defense of any Claim that has been assumed by the Indemnifying Party. Neither Party shall have the obligation to indemnify the other Party in connection with any settlement made without the Indemnifying Party’s written consent, which consent shall not be unreasonably withheld or delayed. If the Parties cannot agree as to the application of Section 12.1 or 12.2 as to any Claim, pending resolution of the dispute pursuant to Article 14, the Parties may conduct separate defenses of such Claim, with each Party retaining the right to claim indemnification from the other Party in accordance with Section 12.1 or 12.2 upon resolution of the underlying Claim.
12.4
Mitigation of Loss. Each Indemnified Party shall take and shall procure that its Affiliates take all such reasonable steps and action as are reasonably necessary or as the Indemnifying Party may reasonably require in order to mitigate any Claims (or potential losses or damages) under this Article 12. Nothing in this Agreement shall or shall be deemed to relieve any Party of any common law or other duty to mitigate any losses incurred by it.
12.5
Limitation of Liability. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION IS INTENDED TO OR SHALL LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS UNDER SECTION 12.1 OR 12.2 OR DAMAGES AVAILABLE FOR BREACH OF SECTION 2.6, OR Article 10, OR THE DAMAGES RESULTING FROM GROSS NEGLIGENCE, WILFULL MISCONDUCT, FRAUD OR FRAUDULENT MISREPRESENTATION BY EITHER PARTY.
12.6
Insurance. Each of the Parties will, at their own respective expense procure and maintain during the Term, insurance policies adequate to cover their obligations hereunder and consistent with the normal business practices of prudent pharmaceutical companies of similar size and scope, which in any event shall meet or exceed the level of insurance required under Applicable Law. Each Party shall provide the other Party with a certificate of such insurance upon request of the other Party. Such insurance shall not be construed to create a limit of either Party’s liability under this Agreement.
Article 13

TERM AND TERMINATION
13.1
Term. This Agreement will become effective on the Effective Date and, unless earlier terminated pursuant to this Article 13, will remain in effect until it expires (a) on a Product-by-Product and country-by-country basis, upon the expiration of the Royalty Term for such Product in such country and (b) in its entirety, upon the expiration of all Royalty Terms for all Products in all countries in the Erasca Territory (the “Term”). Upon the expiration of the Royalty Term with respect to a Product in a country, the license granted by Joyo to Erasca pursuant to Section 2.1 with respect to such Product in such country shall be deemed to be fully paid-up, royalty-free, non-terminable, irrevocable and perpetual.

13.2
Termination.
(a)
At Will Termination by Erasca. Erasca may terminate this Agreement, at its sole discretion and for any or no reason, at any time, by providing [***] advance written notice of such termination to Joyo.
(b)
Termination for Material Breach. If either Party believes that the other is in material breach of this Agreement, then the non-breaching Party may deliver notice of such breach to the other Party. The allegedly breaching Party shall have [***] from the receipt of the notice to cure such breach. If the breach is not non-curable and cannot reasonably be cured within [***], then the cure period may be extended by mutual agreement of the Parties as reasonably necessary to cure such breach; provided that the breaching Party provides the other Party with a detailed plan and timeline to cure such breach within such extended cure period, and use its best efforts to cure such breach in accordance with such plan. If the Party receiving notice of breach fails to cure that breach within the cure period set forth above, then the Party originally delivering the notice of breach may terminate this Agreement in its entirety upon written notice to the other Party, provided, however, if the alleged breaching Party disputes in good faith the existence or materiality of a breach specified in such notice of breach and such alleged breaching Party provides the other Party notice of such dispute within [***] after receiving such notice, then the Party that gave the notice of breach shall not have the right to terminate this Agreement under this Section 13.2(b) unless and until it is determined in accordance with Section 14.3 that the alleged breaching Party has materially breached the Agreement as specified in the notice of breach, and then such breaching Party fails to cure such breach within [***] following such determination.
(c)
Termination for Insolvency. Each Party shall have the right to terminate this Agreement in its entirety upon written notice to the other Party in the event that (i) such other Party files in any court or agency pursuant to any statute or regulation of any jurisdiction a petition in bankruptcy or insolvency or for reorganization or similar arrangement for the benefit of creditors or for the appointment of a receiver or trustee of such other Party or all or substantially all of its assets, (ii) such other Party is served with an involuntary petition against it in any insolvency proceeding and such involuntary petition has not been stayed or dismissed within [***] of its filing, or (iii) such other Party makes an assignment of substantially all of its assets for the benefit of its creditors.
(d)
Termination for Patent Challenge. In the event that Erasca or any of its Affiliates or Sublicensees institutes, prosecutes or otherwise actively and voluntarily participates in (or in any way actively and voluntarily aids any Third Party in instituting, prosecuting or participating in), at law or in equity or before any administrative or regulatory body, any claim, demand, action or cause of action for declaratory relief, damages or any other remedy or for an enjoinment, injunction or any other equitable remedy, including any interference, re-examination, opposition or any similar proceeding, alleging that any claim in a Licensed Patent is invalid, unenforceable or otherwise not patentable or would not be infringed by Erasca’s or its Affiliates’ or Sublicensees’ Exploitation of a Collaboration Compound or a Product (collectively, a “Patent Challenge”), then Joyo shall have the right to (i) terminate this Agreement in its entirety upon [***] prior written notice, unless, prior to expiry of such [***], Erasca or its relevant Affiliate or Sublicensee has filed a motion to withdraw or dismiss such action or otherwise withdraws or dismisses such action, or in the case of ex-parte proceedings, multi-party proceedings, or other

Patent Challenges that Erasca or its Affiliate does not have the power to unilaterally withdraw or cause to be withdrawn, Erasca and its Affiliates cease assisting any other party to such Patent Challenge and, to the extent Erasca or any of its Affiliates is a party to such Patent Challenge, it withdraws from such Patent Challenge within such [***]; or (ii) with respect to a Patent Challenge by a Sublicensee, unless Erasca and its Affiliates terminate all licenses or other agreements with such Sublicensee pursuant to which rights under this Agreement have been sublicensed by Erasca or its Affiliates as soon as possible (no later than [***]), terminate this Agreement in its entirety upon written notice to Erasca. For the avoidance of doubt, the following will not give rise to a right to terminate this Agreement by Joyo under this Section 13.2(d): any Patent Challenge asserted as a defense or counterclaim to an action first brought by Joyo or any of its Affiliates against Erasca or any of its Affiliates or Sublicensees. In addition, for the avoidance of doubt, any participation by Erasca or its Affiliates or its or their employees in any claim, challenge or proceeding in response to a subpoena or as required under a pre-existing agreement between Erasca’s employee(s) or consultant(s) and their prior employer(s) shall not constitute active and voluntary participation or assistance and shall not give rise to Joyo’s right to terminate any license hereunder. Notwithstanding anything to the contrary in this Agreement, any action to resolve a dispute on whether or not the Exploitation of a Collaboration Compound or Product infringes a Licensed Patent in accordance with Article 14 shall not be deemed a Patent Challenge.
(e)
Effects of Termination for any or no Reason. Upon the effective date of termination (but not expiration) of this Agreement for any reason:
(i)
Subject to Sections 13.2(e) and 13.3, all rights and licenses granted in Article 2 (other than Section 2.1(c)) will terminate, and Erasca and its Affiliates, and Sublicensees will cease all use of Licensed IP and all exploitation of any Collaboration Compound or Product, except to the extent required to fulfill its rights and obligations under this Section 13.2(e).
(ii)
Each Party shall immediately pay or cause to be paid to the other Party all sums which at the date of termination are due and payable to the other Party under this Agreement.
(iii)
Erasca, its Affiliates and its Sublicensees shall have the right to sell off any Product that has been Manufactured or is in the process of being Manufactured at the time of termination within [***] after the date of termination, provided that such sales are made in the normal course consistent with Erasca’s past practice and Erasca continues to comply with all of its payment, reporting and audit obligations hereunder with respect to the Product.
(iv)
Notwithstanding anything to the contrary herein, if a Clinical Trial of a Product has been initiated at the time of termination, the terms of this Agreement shall continue to apply as necessary to accomplish a safe and orderly wind-down of the Clinical Trials, at the cost and expense of Erasca, unless Erasca and Joyo agree in writing that Erasca will transfer the conduct of such Clinical Trial to Joyo or its designee and such transfer is permitted under Applicable Law; provided that, if the continuation of such Clinical Trial by Erasca is required by Applicable Law or for ethical or safety reasons, in which case Erasca will so continue such Clinical Trial for so long as to enable such Clinical Trial to be completed without interruption and (x) if this Agreement is terminated by Erasca pursuant to Section 13.2(a) or by Joyo pursuant to Section 13.2(b), 13.2(c)

or 13.2(d), the cost and expense in connection with the continuation of such Clinical Trial shall be borne solely by Erasca; or (y) if this Agreement is terminated by Erasca pursuant to Section 13.2(b), 13.2(c) or 13.2(d), the cost and expense in connection with the continuation of such Clinical Trial shall be borne solely by Joyo.
(v)
Solely in the event this Agreement is terminated by Joyo pursuant to Section 13.2(b), 13.2(c) or 13.2(d), any sublicenses to Third Party Sublicensee granted by Erasca or its Affiliates under the Licensed IP prior to the effective date of termination of this Agreement shall, upon reasonable written request by the relevant Sublicensee within [***] after Joyo or Erasca provides such Third Party Sublicensee with written notice of such termination, survive any such termination for a reasonable period of time during with Joyo will enter into an new agreement with such Third Party Sublicensee for a direct license to the Product of substantially identical scope as the sublicense granted by Erasca or its Affiliates and on financial and other terms substantially identical to this Agreement, and such sublicense shall terminate effective upon the effective date of the direct license between Joyo and the Third Party Sublicensee, provided that (x) such Sublicensee is then in material compliance with the applicable provisions of this Agreement and the terms and conditions of the applicable sublicense, (y) such Third Party Sublicensee agrees in writing to assume all applicable obligations of Erasca under this Agreement, taking into consideration any differences in scope or territory between this Agreement and the applicable sublicense agreement; and provided further that in no event will Joyo be obligated to fulfill any of Erasca’s obligations under such sublicense.
(vi)
Effective upon such termination, all Confidential Information of Erasca solely relating to the Collaboration Compound or Product shall also be the Confidential Information of Joyo; provided that, notwithstanding any provision to the contrary in Article 10, Erasca shall retain its right to use and disclose such information as it believes is reasonably necessary to comply with Applicable Law or any requests by a Governmental Authority. Within [***] following the termination of this Agreement, each Party shall, at the request of the other Party, deliver to the other Party, or certify the destruction of, any and all tangible Confidential Information of the other Party in such Party’s possession, including all Regulatory Materials provided to it by the other Party, and to the extent reasonably practicable, remove Confidential Information, including Regulatory Materials, of the other Party from all databases and systems. Notwithstanding the foregoing, each receiving Party may retain copies of the disclosing Party’s Confidential Information, including Regulatory Materials, to the extent required by Applicable Law or to the extent such Confidential Information is electronically archived in the ordinary course of the receiving Party’s business. Any such Confidential Information retained by the receiving Party pursuant to this Section 13.2(e)(vi) shall remain subject to the obligations of non-disclosure and shall not be used for any purpose other than to comply with Applicable Law.
(vii)
[***].
13.3
Survival. Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination. Without limiting the foregoing, the following provisions shall survive the termination or expiration of this Agreement for any reason: Article 1, Article 10, Article 12, Article 14, Article 15, and Sections 2.1(a) and (b) (solely as set forth in Section 13.1), 2.1(c), 2.4, 2.9, 8.7, 8.8, 8.9, 8.10, 8.11, 8.12, 9.1, 13.2(e), 13.3, and 13.4.

13.4
Termination Not Sole Remedy. Termination shall not be the sole remedy under this Agreement and, whether or not termination is effected and notwithstanding anything contained in this Agreement to the contrary, all other remedies shall remain available except as agreed to otherwise herein.
Article 14

DISPUTE RESOLUTION
14.1
Disputes. The Parties recognize that disputes as to certain matters may from time to time arise during the Term which relate to either Party’s rights or obligations hereunder. It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to litigation. To accomplish this objective, the Parties agree to follow the procedures set forth in this Article 14 to resolve any controversy or claim arising out of, relating to or in connection with any provision of this Agreement, if and when a dispute arises under this Agreement.

Internal Resolution. With respect to all disputes arising between the Parties under this Agreement, including, any alleged breach under this Agreement or any issue relating to the interpretation or application of this Agreement, if the Parties are unable to resolve such dispute within [***] after such dispute is first identified by either Party in writing to the other, the Parties shall refer such dispute to the Executive Officers of the Parties for attempted resolution by good faith negotiations within [***] after such notice is received.

14.2
Binding Arbitration.
(a)
If the Parties fail to resolve the dispute through escalation to the Executive Officers under Section 14.2, and a Party desires to pursue resolution of the dispute, the dispute shall be submitted by either Party for resolution in arbitration administered by the International Chamber of Commerce (“ICC”) under the ICC Rules then in effect.
(b)
The number of arbitrators shall be three. Each Party shall nominate one arbitrator and the two Party-nominated arbitrators shall nominate the third arbitrator, who shall serve as the presiding arbitrator, within [***] after the second arbitrator’s appointment. The language of the arbitration shall be English and each arbitrator must have experience in the biotechnology and pharmaceutical industry, and each arbitrator must be fluent in English. If, however, the aggregate award sought by the Parties is less than [***] and equitable relief is not sought, the arbitration shall be conducted by a single arbitrator agreed by the Parties (or appointed by the ICC if the Parties cannot agree).
(c)
The seat and location of the arbitration shall be Hong Kong and the language of the proceedings shall be English. The arbitral tribunal shall determine the dispute by applying the provisions of this Agreement and the governing law set forth in Section 15.5. The Parties agree that any award or decision made by the arbitral tribunal shall be final and binding upon them and may be enforced in the same manner as a judgment or order of a court of competent jurisdiction.
(d)
By agreeing to arbitration, the Parties do not intend to deprive any court of its jurisdiction to issue, at the request of a Party, a pre-arbitral injunction, pre-arbitral attachment or other order to avoid irreparable harm, maintain the status quo, preserve the subject matter of the dispute, or aid the arbitration proceedings and the enforcement of any award. Without prejudice to such provisional or interim remedies in aid of arbitration as may be available under the jurisdiction of a competent court, the arbitral tribunal shall have full authority to grant provisional or interim remedies and to award damages for the failure of any Party to the dispute to respect the arbitral tribunal’s order to that effect.
(e)
The existence and content of the arbitral proceedings and any ruling or awards shall be kept confidential by the Parties and members of the arbitral tribunal except (a) to the extent that disclosure may be required of a Party to fulfill a legal duty, protect or pursue a legal right, or enforce or challenge an award in bona fide legal proceedings before a court or other judicial authority, (b) with the consent of all Parties, (c) where needed for the preparation or presentation of a claim or defense in the arbitration, (d) where such information is already in the public domain other than a result of a breach of this clause, or (e) by order of the arbitral tribunal upon application of a Party.
(f)
Each Party shall bear its own attorney’s fees, costs, and disbursements arising out of the arbitration, and shall pay an equal share of the fees and costs of the administrator and the arbitrator; provided that if any Party brings a dispute to arbitration in bad faith, then such Party shall pay all such fees and costs.
(g)
Notwithstanding anything in this Section 14.3, in the event of a dispute with respect to the validity, scope, enforceability or ownership of any Patent or other Intellectual Property Rights, and such dispute is not resolved in accordance with Section 14.2, such dispute shall not be submitted to an arbitration proceeding in accordance with this Section 14.3, unless otherwise agreed by the Parties in writing, and instead either Party may initiate litigation in a court of competent jurisdiction in any country in which such rights apply.
Article 15

MISCELLANEOUS
15.1
Force Majeure. Neither Party shall be held liable to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in performing any obligation under this Agreement to the extent such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, including embargoes, war, acts of war (whether war be declared or not), insurrections, riots, epidemic, pandemic, civil commotions, strikes, lockouts or other labor disturbances, fire, floods, or other acts of God or any other deity, or acts, omissions or delays in acting by any Governmental Authority (even if foreseeable as a result of the COVID-19 or other epidemics) (each such event, a “Force Majeure Event”). The affected Party shall notify the other Party of such Force Majeure Event as soon as reasonably practical, and shall promptly undertake all reasonable efforts necessary to cure such Force Majeure Event. In addition, neither Party shall be obligated to make any payments for any part of any services not performed as a result of any Force Majeure Event.
15.2
Assignment.
(a)
Except as express permitted herein, this Agreement may not be assigned or otherwise transferred, nor may any right or obligation hereunder be assigned or transferred, by either Party without the prior written consent of the other Party. Any attempted assignment not in accordance with this Section 15.2 shall be null and void and of no legal effect. Any permitted assignee shall assume all assigned obligations of its assignor under this Agreement. The terms and conditions of this Agreement shall be binding upon, and shall inure to the benefit of, the Parties and their respected successors and permitted assigns.
(b)
Notwithstanding the foregoing, either Party may, without consent of the other Party, assign this Agreement and its rights and obligations hereunder in whole or in part to an Affiliate of such Party, or in whole to its successor-in-interest in connection with the sale of all or substantially all of its stock or its assets to which this Agreement relates, or in connection with a merger, acquisition or similar transaction.
(c)
Notwithstanding anything to the contrary herein, Joyo shall not assign this Agreement unless such assignee is assigned all of Joyo’s rights and interest under the Licensed IP and Collaboration IP that is licensed to Erasca hereunder. Similarly, Joyo shall not assign its rights and interest under the Licensed IP and Collaboration IP that is licensed to Erasca hereunder to an Affiliate or Third Party without also assigning all its rights under this Agreement to such Affiliate or Third Party.
15.3
Severability. If any one or more of the provisions contained in this Agreement is held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affects the substantive rights of the Parties. The Parties shall in such an instance use their best efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practical, implement the purposes of this Agreement.
15.4
Notices. All notices which are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by email (and promptly confirmed by personal delivery, registered or certified mail or overnight courier), sent by internationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to Joyo:

[***]

If to Erasca:

[***]

or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. Any such notice shall be deemed to have been given: (a) when delivered if personally delivered on a Business Day; (b) on the [***] after dispatch if sent by internationally-recognized overnight courier; or (c) on the [***] following the date of mailing if sent by registered or certified mail.

15.5
Governing Law. Except with respect to Section 9.1(b)(ii), this Agreement shall be governed by and construed in accordance with the laws of Singapore, without giving effect to any choice of law principles that would require the application of the laws of a different jurisdiction. The application of the U.N. Convention on Contracts for the International Sale of Goods is excluded.
15.6
Entire Agreement; Amendments. The Agreement, together with the Exhibits attached hereto, contains the entire understanding of the Parties with respect to the subject matter hereof. All express or implied agreements and understandings, either oral or written, with regard to the subject matter hereof (including the licenses granted hereunder) are superseded by the terms of this Agreement. Neither Party is relying on any representation, promise, nor warranty not expressly set forth in this Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by authorized representatives of both Parties hereto.
15.7
Headings. The captions to the several Sections hereof are not a part of this Agreement, but are merely for convenience to assist in locating and reading the Sections of this Agreement.
15.8
Performance by Affiliates. Either Party may use one or more of its Affiliate to exercise its rights and perform its obligations and duties hereunder, provided that such Party shall remain liable hereunder for the prompt payment and performance of all its obligations hereunder.
15.9
Independent Contractors. It is expressly agreed that Joyo and Erasca shall be independent contractors and that the relationship between the Parties for all purposes, including Tax purposes, shall not constitute a partnership, joint venture or agency. Neither Joyo nor Erasca shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior written consent of the other Party.
15.10
Waiver. The waiver by either Party of any right hereunder, or the failure of the other Party to perform, or a breach by the other Party, shall not be deemed a waiver of any other right hereunder or of any other breach or failure by such other Party whether of a similar nature or otherwise.
15.11
Cumulative Remedies. No remedy referred to in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under law.
15.12
Waiver of Rule of Construction. Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement. Accordingly, the rule of construction that any ambiguity in this Agreement shall be construed against the drafting Party shall not apply.

15.13
Business Day Requirements. In the event that any notice or other action or omission is required to be taken by a Party under this Agreement on a day that is not a Business Day then such notice or other action or omission shall be deemed to be required to be taken on the next occurring Business Day.
15.14
English Language. This Agreement is in the English language only, which language shall be controlling in all respects, and all versions hereof in any other language shall be for accommodation only and shall not be binding upon the Parties. All communications and notices to be made or given pursuant to this Agreement, including all communications at any JDC or JCC meeting, and any dispute proceeding related to or arising hereunder, shall be in the English language. If there is a discrepancy between any translation of this Agreement and this Agreement, this Agreement shall prevail.
15.15
Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as necessary or appropriate in order to carry out the purposes and intent of this Agreement.
15.16
Construction. Except where the context expressly requires otherwise, (a) the use of any gender herein shall be deemed to encompass references to either or both genders, and the use of the singular shall be deemed to include the plural (and vice versa), (b) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (c) the word “will” shall be construed to have the same meaning and effect as the word “shall”, (d) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (e) any reference herein to any person shall be construed to include the person’s successors and assigns, (f) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (g) all references herein to Sections, Schedules, or Exhibits shall be construed to refer to Sections, Schedules or Exhibits of this Agreement, and references to this Agreement include all Schedules and Exhibits hereto, (h) the word “notice” means notice in writing (whether or not specifically stated) and shall include notices, consents, approvals and other written communications contemplated under this Agreement, (i) provisions that require that a Party, the Parties or any committee hereunder “agree”, “consent” or “approve” or the like shall require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise (but excluding e-mail and instant messaging), (j) references to any specific law, rule or regulation, or section, or other division thereof, shall be deemed to include the then-current amendments thereto or any replacement or successor law, rule or regulation thereof, and (k) the term “or” shall be interpreted in the inclusive sense commonly associated with the term “and/or.”
15.17
Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Each Party shall be entitled to rely on the delivery of executed facsimile copies of counterpart execution pages of this Agreement and such facsimile copies shall be legally effective to create a valid and binding agreement among the Parties.

{Signature Page Follows}

In Witness Whereof, the Parties intending to be bound have caused this License Agreement to be executed by their duly authorized representatives as of the Effective Date.

Guangzhou Joyo Pharmatech Co., Ltd. Erasca, Inc.

(in Chinese, 广州嘉越医药科技有限公司)

By: [***] By: [***]

Name: [***] Name: [***]

Title: [***] Title: [***]

Exhibit 1.77

[***]

Exhibit 1.81

[***]

Exhibit 1.84

[***]

Exhibit 1.85

[***]

Exhibit 1.145

[***]

Exhibit 6.2

[***]

Exhibit 6.5

[***]